Exhibit 2.1

EXECUTION VERSION

PURCHASE AGREEMENT

BY AND AMONG

OEP PIONEER LLC,

OEP PIONEER (CANADA) HOLDINGS CORP.,

MUELLER CO. LLC,

ANVIL INTERNATIONAL, LLC

AND

MUELLER WATER PRODUCTS, INC.,

Dated as of January 6, 2017

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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LIST OF EXHIBITS

Exhibit A	Definitions
Exhibit B	Transferred Assets and Assumed Liabilities
Exhibit C	Ontario Substitute Lease
Exhibit D	Transition Services Agreement
Exhibit E	Working Capital Guidelines
Exhibit F	Assignment Instruments
Exhibit G	Echologics Sublease

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PURCHASE AGREEMENT

This Purchase Agreement, dated as of January 6, 2017 (this “Agreement”), is made and entered into by and among OEP Pioneer LLC, a Delaware limited liability company (“Buyer”), OEP Pioneer (Canada) Holdings Corp., a British Columbia corporation (“Canadian Buyer”), Mueller Co. LLC, a Delaware limited liability company (“Seller”), and Anvil International, LLC, a Delaware limited liability company (the “Company”). Mueller Water Products, Inc., a Delaware corporation and an Affiliate of the Company and Seller (“MWP”), is a party to this Agreement for purposes of the MWP Obligations only. Buyer, Canadian Buyer, MWP, Seller and the Company are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties”.

Capitalized terms used in this Agreement shall have the meanings ascribed to them in Exhibit A.

WHEREAS, Seller owns all of the issued and outstanding limited liability company interests in the Company (the “Company Interests”);

WHEREAS, those certain Affiliates of Seller listed on Exhibit B (the “Asset Sellers”) own certain assets and properties set forth next to their names on Exhibit B (the “Transferred Assets”);

WHEREAS, the Parties desire to enter into this Agreement, pursuant to which (a) Seller hereby sells to Buyer, and Buyer hereby purchases from Seller, all of the Company Interests, and (b) Seller shall cause the Asset Sellers to sell to Canadian Buyer, and Canadian Buyer shall purchase from the Asset Sellers, the Transferred Assets (which for the avoidance of doubt shall include the Bank Accounts), in each case on the terms and subject to the conditions set forth herein and pursuant to the instruments of assignment and transfer attached hereto as Exhibit F (the “Assignment Instruments”), which have been executed simultaneously herewith;

WHEREAS, simultaneously with the execution of this Agreement, the applicable Parties have entered into the Ontario Substitute Lease and the Transition Services Agreement, both of which shall be effective upon the Closing; and

WHEREAS, on November 17, 2016, each of Buyer and MWP and their respective Affiliates filed a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”), and neither Buyer nor MWP has received from either the FTC or the Antitrust Division any request for more information about such transactions, and the applicable waiting period under the HSR Act has expired prior to the date hereof.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth in this Agreement, and intending to be legally bound hereby, each Party hereby agrees:

ARTICLE I

PURCHASE AND SALE

Section 1.1.    The Purchase and Sale. Subject to the terms and conditions of this Agreement, (a) (i) Seller hereby sells, transfers and delivers to Buyer, and Buyer hereby purchases and acquires from Seller, all of the Company Interests, free and clear of all Liens, and (ii) Seller shall cause the Asset Sellers, pursuant to the Assignment Instruments, to sell, transfer and deliver to Canadian Buyer, and Canadian Buyer shall purchase and acquire from the Asset Sellers, pursuant to the Assignment Instruments and effective as of the moment immediately following clause (a)(i), all right, title and interest in and to the Transferred Assets (which for the avoidance of doubt shall include the Bank Accounts), free and clear of all Liens other than Permitted Liens, (b) Seller and its Affiliates (excluding for the avoidance of doubt the Company Group Members) hereby retain all of the Liabilities related to the Transferred Assets other than the Assumed Liabilities (the “Excluded Liabilities”), and (c) Canadian Buyer shall assume pursuant to the Assignment Instruments all liabilities listed on Exhibit B, which for the avoidance of doubt shall exclude Income Taxes and Sales Taxes of the Asset Sellers (other than Sales Taxes which are taken into account in calculating the Net Working Capital, if any, or otherwise as set forth in Section 5.5(h)) and Pre-Closing Environmental Liabilities (the “Assumed Liabilities”).

Section 1.2.    Purchase Price. Subject to a Purchase Price Adjustment, the aggregate purchase price for all of the Company Interests and the Transferred Assets (subject to the Assumed Liabilities) (the “Purchase Price”) shall be an amount equal to the sum of:

(a)    Three Hundred Fifteen Million Dollars ($315,000,000) (the “Base Purchase Price”);

(b)    plus the Estimated Net Working Capital Surplus, if any;

(c)    plus the Estimated Closing Date Cash;

(d)    minus Estimated Closing Indebtedness;

(e)    minus the Estimated Net Working Capital Deficit, if any; and

(f)    minus the Estimated Company Transaction Expenses.

Section 1.3.    Closing Date Statement. Simultaneously with or prior to the execution of this Agreement by the Parties, Seller has delivered to Buyer a certificate (the “Closing Date Financial Certificate”), signed by the Senior Vice President and Chief Financial Officer of MWP (on behalf and in the name of the Company), which attaches (a) Seller’s good faith reasonably estimated combined balance sheet of the Business as of the Closing Date, and sets forth (b) based on such balance sheet (w) Seller’s good faith reasonable estimate of the Net Working Capital (the “Estimated Net Working Capital”), and the Estimated Net Working Capital Surplus or the Estimated Net Working Capital Deficit, as the case may be, (x) Seller’s good faith reasonable estimate of the Closing Date Cash (the “Estimated Closing Date Cash”), (y) Seller’s good faith reasonable estimate of Closing Indebtedness (the “Estimated Closing Indebtedness”) listed by each lender or other counterparty, together with, to the extent related to the Payoff Indebtedness Amount, payoff letters, releases and lien discharges from each such lender or other counterparty, and (z) Seller’s good faith reasonable estimate of Company Transaction Expenses as of the Closing (the “Estimated Company Transaction Expenses”).

Section 1.4.    Payment of Purchase Price. At the Closing, Buyer (on behalf and for the benefit of Canadian Buyer, where applicable) shall pay or cause to be paid to Seller and the Asset Sellers, by wire transfer in immediately available funds to the account or accounts previously designated to Buyer in writing by Seller, an amount equal to the Purchase Price (for the avoidance of doubt, not giving effect to any Purchase Price Adjustment).

Section 1.5.    Payment of Other Amounts at Closing. At the Closing, Buyer shall:

(a)    on behalf of the applicable Company Group Member, pay to such account or accounts as the Company specified to Buyer pursuant to the Closing Date Financial Certificate, the Payoff Indebtedness Amount; and

(b)    on behalf of the applicable Company Group Member, pay to such account or accounts as the Company specified to Buyer pursuant to the Closing Date Financial Certificate, those Company Transaction Expenses to be paid to third-parties for which invoices have been delivered to Buyer to be discharged at Closing.

Section 1.6.    Adjustment to Purchase Price.

(a)    Following the Closing Date, the Purchase Price shall be increased or reduced as set forth in Section 1.6(f). Any increase or decrease in the Purchase Price pursuant to this Section 1.6 shall be referred to as a “Purchase Price Adjustment”.

(b)    Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Preliminary Closing Statement”), which sets forth in reasonable detail the Preliminary Net Working Capital Schedule, including Buyer’s calculation of (i) Closing Date Cash, (ii) Closing Indebtedness, and (iii) Company Transaction Expenses as of the Closing. Purchase accounting or other adjustments arising out of the consummation of the transactions contemplated by this Agreement shall not be considered for purposes of determining the Preliminary Closing Statement. The Preliminary Closing Statement shall exclude the effect of any act, decision, change in circumstance, development or event arising or occurring on or after the Closing.

(c)    Seller shall have a period of up to ninety (90) days after the Closing Date to deliver to Buyer a written notice of Seller’s disagreement with any item contained in the Preliminary Closing Statement, which notice shall set forth in reasonable detail the basis for such disagreement and the adjustments to the Net Working Capital, Closing Date Cash, Closing Indebtedness and/or Company Transaction Expenses that Seller believes should be made to the extent the amount of any such adjustments are reasonably ascertainable at that time, as reasonably determined by Seller in good faith (a “Notice of Disagreement”). During the period following Seller’s receipt of the Preliminary Closing Statement, Buyer shall provide to Seller and its Representatives reasonable access during reasonable hours and under reasonable circumstances to all relevant books and records and any work papers (including those of Buyer’s

Representatives, subject to the execution of appropriate access agreements with Representatives with respect to their work papers) relating to the preparation of the Preliminary Closing Statement, in each case as reasonably requested by Seller in connection with Seller’s review of the Preliminary Closing Statement. If a Notice of Disagreement is delivered by Seller within such ninety (90) day period, then the Preliminary Closing Statement (as revised in accordance with clause (i) or (ii) below) shall become the Final Closing Statement and become final and binding upon the Parties on the earlier of the date on which (i) Seller and Buyer resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement and (ii) all remaining matters in dispute are finally resolved in writing by the Accounting Firm. During the first thirty (30) days following Buyer’s receipt of a Notice of Disagreement, Buyer and Seller shall seek in good faith to resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement, and upon resolution of all such matters, the Final Closing Statement shall be prepared in accordance with the agreement of Buyer and Seller.

(d)    If Buyer and Seller are unable to resolve the disputed items set forth in the Notice of Disagreement within thirty (30) days following Buyer’s receipt of such Notice of Disagreement (or such longer period as Buyer and Seller may mutually agree in writing), such dispute shall be submitted to, and all issues having a bearing on such dispute shall be resolved by a mutually agreed office of Deloitte & Touche LLP (the “Accounting Firm”). Buyer and Seller shall submit to the Accounting Firm for review and resolution all matters (but only such matters) that are set forth in the Notice of Disagreement that remain in dispute. Buyer and Seller shall instruct the Accounting Firm to select one (1) of its partners experienced in purchase price adjustment disputes to make a final determination of the Net Working Capital, the Closing Date Cash, the amount of Closing Indebtedness and the amount of Company Transaction Expenses calculated with reference to the items that are in dispute as set forth in the Notice of Disagreement. Buyer and Seller shall instruct the Accounting Firm that, in resolving the items in the Notice of Disagreement that are still in dispute and in determining the Net Working Capital, the Closing Date Cash, the amount of Closing Indebtedness and the amount of Company Transaction Expenses, the Accounting Firm shall (i) not assign to any item in dispute a value that is (A) greater than the greatest value for such item assigned by Buyer, on the one hand, or Seller, on the other hand, or (B) less than the smallest value for such item assigned by Buyer, on the one hand, or Seller, on the other hand, (ii) make its determination based on an independent review (which will be in accordance with the guidelines and procedures set forth in this Agreement) and, at the Accounting Firm’s discretion, a one (1)-day conference concerning the dispute, at which conference each of Buyer and Seller shall have the right to present their respective positions with respect to the dispute and have present their respective Representatives, (iii) render a final resolution in writing to Buyer and Seller (which final resolution shall be requested by Buyer and Seller to be delivered not more than thirty (30) days following submission of such disputed matters to the Accounting Firm), which, absent manifest error, shall be final, conclusive and binding on the Parties with respect to the Net Working Capital, the Closing Date Cash, the amount of Closing Indebtedness and the amount of Company Transaction Expenses, and (iv) provide a written report to Buyer and Seller, if requested by either of them, which sets forth in reasonable detail the basis for the Accounting Firm’s final determination. The fees and expenses of the Accounting Firm shall be allocated between Buyer and Seller based upon the percentage which the portion of the disputes not awarded to each Party bears to the amount actually contested by the Party (i.e., if Seller claims that the appropriate adjustments are $1,000 greater than the amount determined by Buyer and if the Accounting Firm ultimately resolves the dispute by awarding to Seller $300 of the $1,000 contested, then the fees and expenses of the Accounting Firm shall be allocated 30% to Buyer and 70% to Seller). If the Accounting Firm requires payment of fees and expenses in advance of issuing its final determination, then such fees and expenses shall be borne equally by the Parties; provided the applicable Party shall be promptly reimbursed by the other Party in accordance with the immediately preceding sentence.

(e)    The Preliminary Closing Statement shall be deemed final and binding upon the Parties for the purposes of this Section 1.6 upon the earliest of (i) ninety (90) days after the Closing Date, if and only if Seller does not deliver a Notice of Disagreement within such period, (ii) the resolution of all disputes, if any, by Buyer and Seller pursuant to Section 1.6(c), and (iii) the resolution of all disputes, if any, by the Accounting Firm pursuant to Section 1.6(d), and shall, in each case, thereafter constitute the Final Closing Statement, but only after, in the event of clauses (ii) and (iii), giving effect to the resolution referenced therein.

(f)    Within five (5) Business Days following the determination of the Final Closing Statement, the Final Cash Balance, the Final Net Working Capital Schedule, the Closing Indebtedness and the amount of Closing Company Transaction Expenses in accordance with Section 1.6(c), Section 1.6(d) or Section 1.6(e)(i), as applicable:

(i)    if there is a Final Deficit, then Seller shall pay or cause to be paid to Buyer an amount equal to such Final Deficit; and

(ii)    if there is a Final Surplus, then Buyer shall pay to Seller an amount equal to such Final Surplus.

(g)    All payments required under this Section 1.6 shall be made in cash by wire transfer of immediately available funds to such bank account(s) as shall be designated in writing by the recipient(s) at least three (3) Business Days prior to the applicable payment date.

Section 1.7.    Agreed Tax Consequences; Purchase Price Allocation. The Purchase Price will be allocated among Seller and the Asset Sellers and between the Company Interests and the Transferred Assets as provided in Schedule 1.7 (the “Master Allocation Schedule”). The Parties acknowledge that the sale of the Company Interests shall be treated for U.S. federal income Tax purposes as a sale of all of the assets of the Company. The Purchase Price, as adjusted pursuant to Section 1.6(f) plus the agreed value of the Assumed Liabilities, the liabilities of the Company, and any other amounts treated as consideration under Treasury Regulations Section 1.1060-1(c) (the “Tax Purchase Price”) shall be allocated among Seller and the Asset Sellers and among the assets of the Company and the Transferred Assets as provided in Schedule 1.7. All allocations under this Agreement shall be made consistent with the Master Allocation Schedule and in accordance with the requirements of Section 1060 of the Code and the Treasury Regulations thereunder, except to the extent required by applicable Law. For the avoidance of doubt, to the extent allowable by Law, the Parties agree to value all inventory consistently with the comparative sales method permitted under Internal Revenue Procedure 2003-51). No later than ninety (90) days following the determination of the Final Closing Statement, the Final Cash Balance, the Final Net Working Capital Schedule, the amount of Closing Indebtedness and the amount of the Company Transaction Expenses in accordance with

Section 1.6(c), Section 1.6(d) or Section 1.6(e)(i), as applicable, Seller shall prepare and deliver to Buyer its determination of the allocation (the “Proposed Allocation”) of the Tax Purchase Price among Seller and the Asset Sellers and among the assets of the Company and the Transferred Assets. Seller shall (i) permit Buyer and its Representatives reasonable access to the books, records, properties, premises, work papers, personnel and other information of Seller to permit Buyer and its Representatives to review the Proposed Allocation or to address any dispute described in this Section 1.7 and (ii) cooperate fully with Buyer and its Representatives in connection with such review or any dispute, including providing all other information necessary or useful in connection with the review of the Proposed Allocation as is reasonably requested by Buyer or its Representatives. Buyer shall, within thirty (30) days following its receipt of the Proposed Allocation, accept or reject the Proposed Allocation. If Buyer disagrees with the Proposed Allocation, then it shall give written notice to Seller of such dispute and any reason therefor within such thirty (30)-day period. Should Buyer fail to notify Seller of a dispute within such thirty (30)-day period, Buyer shall be deemed to agree with the Proposed Allocation. In the event there is a dispute, Seller and Buyer shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the Parties. If Seller and Buyer are unable to reach a resolution with such effect within thirty (30) days after the receipt by Seller of Buyer’s written notice of dispute, then Seller and Buyer shall submit the items remaining in dispute for resolution to the Accounting Firm. Seller and Buyer shall instruct the Accounting Firm that, in resolving the items in the Proposed Allocation that are still in dispute, the Accounting Firm shall (i) not assign to any item in dispute a value that is (A) greater than the greatest value for such item assigned by Seller, on the one hand, or Buyer, on the other hand, or (B) less than the smallest value for such item assigned by Seller, on the one hand, or Buyer, on the other hand, (ii) make its determination based on an independent review (which will be in accordance with the guidelines and procedures set forth in this Agreement) and, at the Accounting Firm’s discretion, a one (1)-day conference concerning the dispute, at which conference each of Seller and Buyer shall have the right to present their respective positions with respect to the dispute and have present their respective Representatives, (iii) render a final resolution in writing to Seller and Buyer (which final resolution shall be requested by Seller and Buyer to be delivered not more than thirty (30) days following submission of such disputed matters to the Accounting Firm), which, absent manifest error, shall be final, conclusive and binding on the Parties with respect to such items in the Proposed Allocation, and (iv) provide a written report to Seller and Buyer, if requested by either of them, which sets forth in reasonable detail the basis for the Accounting Firm’s final determination. Seller and Buyer covenant and agree that the allocations made pursuant to this Section 1.7 shall be conclusive and final for all purposes of this Agreement and shall be used by them in reporting the Tax consequences of the transactions contemplated by this Agreement (including the preparation of any required IRS Form 8594) in all applicable jurisdictions. Neither Seller nor Buyer shall take any position (whether in connection with audits, Tax Returns or otherwise) that is inconsistent with such allocations, except as may be required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or a similar determination under state, local or foreign Tax Law). The fees and expenses of the Accounting Firm under this Section 1.7 shall be paid by the Party whose aggregate estimate of the disputed matters that are submitted to the Accounting Firm differs most greatly from the final determination of the Accounting Firm. If the Parties’ aggregate estimates of the disputed matters differ equally from the determination of the Accounting Firm, then the fees and expenses of the Accounting Firm shall be borne equally by the Parties. Notwithstanding the foregoing, for purposes of calculating any Transfer Taxes payable by Buyer and Canadian Buyer on Closing under Section 5.5(h) if any, the Parties have, prior to the Closing Date, mutually agreed on a preliminary allocation of the Purchase Price payable in respect of the relevant categories of the Transferred Assets, including between Transferred Assets sold by the Asset Sellers, and in the case of Transferred Assets situated in Canada, (i) the provinces in which such Transferred Assets are situated; and (ii) the further allocation of the Purchase Price between lands and buildings in respect of each Owned Real Property situated in Canada.

Section 1.8.    Withholding. Notwithstanding any other provision of this Agreement, Buyer shall be entitled to deduct and withhold from any consideration payable hereunder, or other payment otherwise payable pursuant to this Agreement, the amounts required to be deducted and withheld under the Code, or any provision of any United States federal, state, local or foreign Tax Law. Any amounts so withheld shall be paid over to the appropriate Governmental Entity, and shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect to which such deduction and withholding was made. If Buyer becomes aware of any Tax withholding requirements that may be applicable to any payments to be made pursuant to this Agreement, Buyer shall inform Seller as soon as reasonably practicable of the amount to be withheld and the basis for such withholding and shall reasonably cooperate with Seller to obtain any available exemptions from, or reductions of, any withholding.

Section 1.9.    Bulk Sales Waiver. The Parties agree to waive compliance with the provisions of the bulk sales legislation in the jurisdictions in which any of the Transferred Assets are located.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in, and subject to, the Disclosure Schedules delivered by Seller to Buyer concurrently with the execution of this Agreement, Seller hereby represents and warrants to Buyer as follows:

Section 2.1.    Organization. Each Company Group Member is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, and each Company Group Member has all requisite power and authority to own, lease and operate its properties and to carry on in all material respects its businesses as conducted on the date hereof. Each Company Group Member is duly qualified or registered as a foreign entity to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except where the failure of such qualification or registration would not reasonably be expected to be material to the Business. True, correct and complete copies of the Governing Documents of each Company Group Member have been delivered to or made available to Buyer or its Representatives prior to the date hereof.

Section 2.2.    Authorization. The Company has the requisite limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, and no other limited liability company or similar action is necessary to authorize the execution, delivery and performance by the Company of this Agreement. This Agreement has been duly authorized, executed and delivered by the Company and, when duly executed and delivered by all other Parties, will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 2.3.    Capitalization.

(a)    Seller is the owner of 100% of the Company Interests, free and clear of any and all Liens and restrictions, other than restrictions imposed by federal and state securities laws, which Company Interests constitute 100% of the issued and outstanding Equity Interests of the Company, all of which (i) are duly authorized, validly issued, fully paid and nonassessable and (ii) are owned of record and beneficially by Seller. None of the Company Interests were issued in violation of any preemptive rights or Laws. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Company Interests or obligating the Company to issue or sell any Company Interests, or any other interest in the Company. There are no Contracts to which the Company is a party which require the Company to repurchase, redeem or otherwise acquire any Company Interests or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any Company Interests or any other equity interests in the Company. There are no equity appreciation rights, phantom equity rights, profit participation rights or similar rights valued in whole or in part in reference to the Company Interests.

(b)    Except as set forth on Schedule 2.3(b), the Company is the owner of 100% of the International Interests, free and clear of any and all Liens and restrictions, other than restrictions imposed by federal and state securities laws, which constitute 100% of the issued and outstanding Equity Interests of Anvil International Holdings, all of which (i) are duly authorized, validly issued, fully paid and nonassessable, and (ii) are owned of record and beneficially by the Company. None of the International Interests were issued in violation of any preemptive rights or Laws. There are no options, warrants, convertible securities or other agreements relating to the International Interests or obligating Anvil International Holdings to issue or sell any International Interests, or any other interest in Anvil International Holdings. There are no Contracts to which Anvil International Holdings is a party which require Anvil International Holdings to repurchase, redeem or otherwise acquire any International Interests or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any International Interests or any other equity interests in Anvil International Holdings.

Section 2.4.    Company Subsidiaries. Anvil International Holdings is the only Subsidiary of the Company. Schedule 2.4 sets forth a true, correct and complete list of Anvil International Holdings’ name, type of entity, the jurisdiction of its organization, its authorized capital stock or other equity interests, the number and type of its issued and outstanding Equity Interests and the current record ownership of such Equity Interests. Neither the Company nor Anvil International Holdings owns, directly or indirectly, any Equity Interests or ownership, proprietary or voting interest in any other Person except for the Company’s ownership of Anvil International Holdings as disclosed on Schedule 2.4.

Section 2.5.    Consents and Approvals; No Violations. Except as set forth on Schedule 2.5, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (a) conflict with or result in any breach of any provision of the Governing Documents of any Company Group Member, (b) except for applicable requirements of the HSR Act, require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity, (c) require a consent under, violate or result in a breach of or default under, or give rise to any right of termination, cancellation, modification or acceleration under, any of the terms, conditions or provisions of any Contract, or result in the creation of any Lien under any such Contract upon any of the properties or assets of any Company Group Member, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default, termination or creation of a Lien, under any such Contract, or (d) violate or result in the breach of any Law applicable to the Business, excluding from the foregoing clauses (b), (c) and (d) such requirements, violations, conflicts, defaults or rights which would not reasonably be expected to be material to the Business.

Section 2.6.    Financial Statements.

(a)    Set forth on Schedule 2.6 are copies of (i) the audited combined balance sheets at September 30, 2015 and September 30, 2014, and the related audited combined statements of income and cash flows for the years then ended of the Business, together with all related notes and schedules thereto (collectively referred to as the “Audited Financial Statements” and (ii) the unaudited combined balance sheet at November 30, 2016 (the “Balance Sheet Date”) and the related unaudited combined statements of income for the 14-month period then ended of the Business (the “Unaudited Financial Statements,” and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements (x) have, except as set forth under clause (x) of Schedule 2.6, been prepared in accordance with the books of account and other financial records of the Company Group consistently with past practice and applied on a consistent basis throughout the periods indicated and have been prepared in accordance with GAAP and (y) fairly present, in all material respects, the combined financial position and results of operations of the Business as at the respective dates thereof and for the respective periods indicated therein. Neither MWP, the Seller, the Company nor any of their respective officers or employees has been notified by the auditors of MWP, the Seller or the Company of any material liabilities, reserves, changes or issues that need to be addressed in the Financial Statements. The books of account and other financial records of the Company Group and the Business are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with GAAP.

(b)    Since October 1, 2013, there have been no internal or external investigations regarding improper financial reporting or accounting policies and practices at or with respect to any Company Group Member discussed with or initiated by any executive officer or director of any Company Group Member, Seller or MWP that have been disclosed to the auditors of any Company Group Member, Seller or MWP.

Section 2.7.    No Undisclosed Liabilities. Except as set forth in the Financial Statements or on Schedule 2.7, the Business does not have any liabilities (whether accrued or unaccrued, absolute or contingent, direct or indirect, choate or inchoate, perfected or unperfected, liquidated or unliquidated), except for (a) liabilities and obligations incurred since the Balance Sheet Date in the Ordinary Course, (b) liabilities and obligations incurred since the Balance Sheet Date pursuant to or in connection with this Agreement or the transactions contemplated hereby, or (c) liabilities or obligations which, individually or in the aggregate, would not reasonably be expected to be material to the Business.

Section 2.8.    Absence of Certain Changes. Since the last date covered by the Audited Financial Statements, there has been no Material Adverse Effect. For the period commencing on the Balance Sheet Date and ending on the date hereof, except as set forth on Schedule 2.8:

(a)    the Business has conducted its business in all material respects in the Ordinary Course;

(b)    there has been no casualty, loss, damage or destruction (whether or not covered by insurance) of any property or asset that is, individually or in the aggregate, material to the Business taken as a whole; and

(c) (i) there has been no material change in (A) the accounting methods or practices of the Company Group or the Business or (B) depreciation or amortization policies or rates theretofore adopted by the Company Group or the Business; (ii) there has been no material change or written (or, to the Knowledge of the Company, oral) threat of any material change in relations with, or any loss or written (or, to the Knowledge of the Company, oral) threat of loss of any vendors, clients or customers of the Company Group or the Business; (iii) there has not been any issuance, sale or other disposition of any Company Interests or any other equity security of any Company Group Member; (iv) there has not been any change in the equity securities of any Company Group Member, any grant of any option, warrant or other right to purchase (including upon conversion, exchange or exercise) equity securities of any Company Group Member, any split, combination or reclassification of any of the Company Interests or any other equity security of any Company Group Member; (v) there has not been any declaration or payment of any dividend or distribution (whether payable in cash, securities, property or otherwise) in respect of the Company Interests or any other security of any Company Group Member; (vi) there has not been any amendment to the Governing Documents of any Company Group Member; (vii) there has not been any payment or increase by any Company Group Member of any bonuses, salaries or other compensation or benefits to any employee, officer, director or independent contractor, or any such payment or increase by any Person to any Canadian Business Employee, other than (A) base salary increases made in the Ordinary Course to employees or Canadian Business Employees with an annual base salary or annual rate of pay of less than $50,000, and which increases do not exceed 3% per employee and are not material in the aggregate and (B) the payment of commissions, annual bonuses, or other non-change in control cash incentives in accordance with the terms of the applicable Employee Benefit Plan as in effect on the Balance Sheet Date; (viii) there has been no termination (other than for cause) or hiring of any officer or any other employee or Canadian Business Employee whose annual compensation is, or is expected to be, in excess of $75,000; (ix) there has not been any adoption or termination of, or amendment to, or material increase in the payments to or benefits under, any Company Benefit Plan for any employees, officers, directors, managers or independent contractors of any Company Group Member or with respect to any Canadian Business Employee other than amendments (A) required by Law or (B) to maintain the tax-qualified status (or other beneficial tax treatment) of such Company Benefit Plan; (x) there has been no material change in the cash management practices, policies and procedures of any Company Group Member or of the Business with respect to the collection of accounts receivable and the payments of accounts payable, prepayment of expenses, establishment of reserves for uncollectible accounts, accrual of expenses, deferral of revenue, including any acceleration or delay of collections of receivables in advance of or beyond their regular due dates or the dates when they would be collected in the Ordinary Course; (xi) no Company Group Member has sold, leased, transferred, assigned or otherwise disposed of any of its properties, rights or assets except for sales or transfers of inventory in the Ordinary Course and dispositions of equipment no longer used in or useful to the Business; (xii) no Company Group Member has cancelled, modified or waived any of its Indebtedness, claims or rights of material value, or paid, discharged or settled any of its Indebtedness, claims or rights of material value other than in the Ordinary Course; (xiii) no Company Group Member has discharged or settled any Litigation; (xiv) no Company Group Member has mortgaged, pledged or subjected to any Liens (other than Permitted Liens) any of its assets or properties; (xv) no Company Group Member has made any loans or advances to any Person other than advances for business expenses to employees consistent with the applicable Company Group Member’s established and documented expense advancement policies; (xvi) no Company Group Member has made any payments to any of its respective Affiliates (other than a Company Group Member); (xvii) except for inventory purchased in the Ordinary Course, no Company Group Member has purchased any assets or properties in a single transaction or series of related transactions for an aggregate purchase price exceeding $50,000; (xviii) no Company Group Member has acquired, or agreed to acquire, by merger, amalgamation or consolidation or purchase of a substantial portion of the assets or equity securities of, or by any other manner, any business or any Person or any division thereof; (xix) no Company Group Member has adopted or entered into any joint venture or other arrangement relating to the sharing of profits or proprietary information with any Person; (xx) there has been no material change in the policies or practices of the Company Group or the Business with regard to pricing or the extension of discounts, rebates or credits to customers of the Company Group or the Business; and (xxi) no Company Group Member has authorized any of, or committed or agreed to do any of the foregoing.

Section 2.9.    Real Estate.

(a)    Schedule 2.9(a) sets forth a complete and accurate list of the Owned Real Property, including the name of the entity that owns such real property and the street address of each Owned Real Property. The Company has good and marketable title to all of the Owned Real Property free and clear of any Liens other than Permitted Liens. No Company Group Member or, to the extent in connection with the Business and/or the Transferred Assets, Asset Seller is a party to any agreement or option to acquire or dispose of any freehold interest in real property. For greater certainty, Mueller Canada is the beneficial owner of all Owned Real Property situated in Canada.

(b)    Schedule 2.9(b) lists each real property leased, subleased or otherwise used or occupied by any Company Group Member, or currently leased by an Affiliate of the Company and used in the Business (each, a “Leased Real Property” and collectively, the “Leased Real Properties”), and sets forth the name of the landlord, the name of the entity holding such leasehold interest and the street address of each Leased Real Property. No Company Group Member or, to the extent in connection with the Business and/or the Transferred Assets, Asset Seller is a party to any agreement or option to lease, sublease, or license any interest in real property, except as set forth on Schedule 2.9(b).

(c)    True, correct and complete copies of all leases and amendments thereto with respect to the Leased Real Properties (individually, a “Lease” and collectively, the “Leases”) have been made available to Buyer or its Representatives.

(d)    Except as set forth on Schedule 2.9(d), the Owned Real Property and the Leased Real Properties constitute all of the real property owned, leased, occupied or otherwise utilized in connection with the Business.

(e)    Except as set forth on Schedule 2.9(e), with respect to each Leased Real Property: (i) the Lease for such Leased Real Property is legal, valid, binding, enforceable and in full force and effect in all material respects, subject to proper authorization and execution of such Lease by the other party thereto and subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity; (ii) no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a material breach or material default under such Lease on the part of the applicable Company Group Member, nor, to the Knowledge of the Company, on the part of the other party thereto; (iii) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default thereunder which has not been replenished to the extent required under such Lease; (iv) no Company Group Member owes any brokerage commissions or finder’s fees with respect to such Lease; (v) no Company Group Member has subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property (or any portion thereof) that is the subject matter of such Lease; (vi) no Company Group Member has collaterally assigned or granted any other security interest in such Leased Real Property or any interest therein; (vii) there is no pending or, to the Knowledge of Company, threatened condemnation, eminent domain or expropriation proceeding or other claims, causes of action, lawsuits or legal proceedings pending or, to the Knowledge of the Company, threatened regarding the ownership, use or possession of such Leased Real Property; (viii) neither Seller nor any of its Affiliates (including the Company Group) has received written notice of any violation of any zoning, subdivision, planning, building, fire, insurance or other applicable Laws, ordinances or regulations related to any such Leased Real Property that remains uncured or otherwise unresolved; (ix) to the Knowledge of the Company, it is adequately served by electricity, water, gas, sewer, heat, air-conditioning, refuse collection and telecom, as necessary for its current use by the Company Group; (x) to the Knowledge of Company, all of the buildings and structures located at such Leased Real Property are structurally sound with no material defects that are not being addressed in the Ordinary Course and are otherwise in good operating condition; and (xi) the applicable Company Group Member has the right to access a public road or other means of lawful access to and from such Leased Real Property.

(f)    Except as set forth on Schedule 2.9(f), with respect to each Owned Real Property: (i) Seller has made available to Buyer or its Representatives a true, correct and complete copy of the Existing Title Policies and neither Seller nor any of its Affiliates (including the Company Group) has made any claims for loss, damage or indemnification against the respective title company under any such Existing Title Policies; (ii) neither Seller nor any of its Affiliates (including the Company Group) has granted any outstanding options, rights of first offer or rights of first refusal to purchase any such Owned Real Property or any portion thereof or interest therein; (iii) no such Owned Real Property or any portion thereof or interest therein is subject to any lease, license or other form of occupancy agreement in favor of any third party; (iv) there is no pending or, to the Knowledge of Company, threatened condemnation, eminent domain or expropriation proceeding or other claims, causes of action, lawsuits or legal proceedings pending or, to the Knowledge of the Company, threatened regarding the ownership, use or possession of such Owned Real Property; (v) neither Seller nor any of its Affiliates (including the Company Group) has received written notice of any violation of any zoning, subdivision, platting, building, fire, health, safety, insurance or other applicable Laws, ordinances or regulations related to any such Owned Real Property that remains uncured or otherwise unresolved; (vi) to the Knowledge of the Company, it is adequately served by electricity, water, gas, sewer, heat, air-conditioning, refuse collection and telecom, as necessary for its current use by the Company Group; (vii) to the Knowledge of Company, all of the buildings and structures located at such Owned Real Property are structurally sound with no material defects that are not being addressed in the Ordinary Course and are otherwise in good operating condition; and (viii) the applicable Company Group Member has the right to access a public road or other means of lawful access to and from such Owned Real Property.

(g)    A true and complete copy of the Helipad Lease has been made available to Buyer.

Section 2.10.    Intellectual Property.

(a)    Schedule 2.10(a) contains a true, correct and complete list of all of the following Intellectual Property: (i) all registered trademarks and pending trademark applications; (ii) all registered copyrights; (iii) all domain names; (iv) all registered patents and pending applications; and (v) all material Software, in each case, included in Company Intellectual Property, and setting forth the owner of record or registrant, jurisdiction and as appropriate, registration and application numbers and dates. Collectively, the items required to be listed on Schedule 2.10(a)(i)-(iv) represent the “Registered Company Intellectual Property”.

(b)    Except as set forth on Schedule 2.10(b), (i) a Company Group Member possesses all right, title and interest in the Company Intellectual Property, free and clear of all Liens other than Permitted Liens; (ii) no inventor of Company Intellectual Property has any right in any Company Intellectual Property and there are no outstanding royalty payments or other similar fees due to any such inventor in connection with a transfer of such inventor’s rights in such Company Intellectual Property to any Company Group Member; (iii) there are no judgments finding any of the Registered Company Intellectual Property or, to the Knowledge of the Company, any other Company Intellectual Property to be invalid or unenforceable; (iv) to the Knowledge of the Company, the Company Registered Intellectual Property is valid and enforceable; (v) there are no proceedings pending or, to the Knowledge of the Company, threatened, that challenge the validity, use, ownership, or enforceability of the Company Intellectual Property; (vi) the material Software required to be listed on Schedule 2.10(a) (x) is in good working order, (y) to the Knowledge of the Company, is not subject to any material bugs, viruses and other similar issues and (z) is not subject to any copyleft license or other open source license obligation that requires or purports to require any Company Group Member to grant a license with respect to any Software owned by any Company Group Member; and (vii) the maintenance fees and other actions necessary to maintain the Registered Company Intellectual Property having a payment or action date prior to the Closing Date have been paid or completed.

(c)    Except as set forth on Schedule 2.10(c), (i) to the Knowledge of the Company, the use of Intellectual Property as currently used and used in the past six (6) years by the Company Group or an Affiliate of Seller in the conduct of the Business, and the conduct of the Business as presently conducted do not and, as conducted in the past six (6) years, did not infringe, misappropriate or violate the rights of any Person in any Intellectual Property in a manner that would reasonably be expected to be material to the Company Group, and (ii) no Company Group Member or Affiliate of Seller has received any written notice in the past three (3) years alleging any of the same.

(d) (i) Except as set forth on Schedule 2.10(d), there are no claims, proceedings, actions, suits, hearings, arbitrations, investigations, charges, complaints, demands or similar actions currently pending or threatened, or that have been brought within the last three (3) years, by any Company Group Member or an Affiliate of Seller against any Person alleging infringement, misappropriation, or violation of any Company Intellectual Property; and (ii) to the Knowledge of the Company, no Person is currently infringing upon, misappropriating, or otherwise violating or has in the last three (3) years infringed upon, misappropriated or otherwise violated any of the Company Intellectual Property.

(e)    Excluding the Intellectual Property rights and/or services that are the subject of the Transition Services Agreement and the transitional license of Section 5.9(a), a Company Group Member owns or is authorized to use pursuant to a valid written license, all material Intellectual Property necessary for the conduct of the Business, provided, however, the foregoing representation and warranty in this Section 2.10(e) shall not constitute or be deemed or construed as any representation or warranty with respect to infringement, misappropriation, or violation of any Intellectual Property (which is addressed in Section 2.10(c)).

(f)    Each Company Group Member takes commercially reasonable measures to protect its confidential data, personally identifiable information and trade secrets. To the Knowledge of the Company, there has been no unintentional loss of or unauthorized access, use or disclosure of the same.

Section 2.11.    Litigation; Orders. Except as set forth on Schedule 2.11: (a) there is, and during the past three (3) years, has been, no investigation, audit, charge or review by any Governmental Entity with respect to any Company Group Member or the Business, in each case, which is or would reasonably be expected to be, individually or in the aggregate, adverse to the Business in any material respect; (b) there is not currently any investigation, audit, charge or review threatened in writing (or to the Knowledge of the Company, orally) by any Governmental Entity with respect to any Company Group Member or the Business; (c) there is not currently, and during the past three (3) years has been no Litigation, with respect to any Company Group Member or the Business, or any of their respective properties at Law or in equity, in each case, which has resulted in or imposed or, if adversely determined, would reasonably be expected to result in or impose (i) Losses to the Business greater than $50,000 individually or $500,000 in the aggregate or (ii) any material injunctive or similar equitable relief on any Company Group Member or the Business, any material continuing obligations on any Company Group Member or the Business or any material monitoring or reporting obligations to any Governmental Entity by any Company Group Member or the Business; and (d) there is not currently any Litigation threatened in writing (or to the Knowledge of the Company, orally) with respect to any Company Group Member or the Business. The Company is not subject to any Order. Schedule 2.11 sets forth a complete and accurate list of all Orders during the past three (3) years involving the Company Group or the Business.

Section 2.12.    Company Key Contracts.

(a)    Schedule 2.12(a) sets forth a true, correct and complete list of the Company Key Contracts. True, correct and complete copies of the Company Key Contracts have been delivered to or made available to Buyer or its Representatives prior to the date hereof.

(b)    The Company Key Contracts are in full force and effect in all respects in accordance with their respective terms with respect to the applicable Company Group Member, and, to the Knowledge of the Company, the other party thereto, assuming the due authorization, execution and delivery by such other party, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. There (i) does not exist under any Company Key Contract any event of material default or event or condition that constitutes a material violation, breach or event of default thereunder on the part of a Company Group Member or the Business or, to the Knowledge of the Company, the other party thereto and (ii) to the Knowledge of the Company, no event has occurred or circumstance exists that would reasonably be expected to result in a Company Group Member being in material breach or default under any Company Key Contract or that would give any other party thereto the right to accelerate any of the Company Group Member’s obligations under, or to terminate, any Company Key Contract (in each case in this clause with or without giving notice or lapse of time or both).

Section 2.13.    Tax Returns; Taxes.

(a)    All income and other material Tax Returns of each Company Group Member or otherwise exclusively relating to the Business required to have been filed with any Governmental Entity in accordance with any applicable Law have been timely and duly filed and are correct and complete in all material respects.

(b)    All material Taxes of the Company, whether or not shown as due and owing by any Company Group Member or with respect to the Business on any Tax Returns have been paid in full.

(c)    There are not now any extensions of time in effect with respect to the dates on which any Tax Returns of any Company Group Member or otherwise exclusively relating to the Business were or are due to be filed, other than automatic extensions obtained in the Ordinary Course.

(d)    All material deficiencies asserted as a result of any examination of any Tax Returns of any Company Group Member or otherwise exclusively relating to the Business have been paid in full, accrued on the books of the Company Group or finally settled.

(e)    Except as set forth on Schedule 2.13(e), no action, suit, proceeding, investigation, adjustment, audit, assessment or claims (“Tax Claim”) for additional Taxes have been asserted in writing within the three (3)-year period ending on the date of this Agreement or are currently ongoing or pending, and no Tax Claims, proposals or deficiencies for any material Taxes of any Company Group Member or otherwise exclusively relating to the Business are being asserted, proposed or, to the Knowledge of the Company, threatened, and no Tax Claim of any material Tax Return of any Company Group Member or otherwise exclusively relating to the Business is currently underway, pending or, to the Knowledge of the Company, threatened.

(f)    Except as set forth on Schedule 2.13(f), no Tax Claim has been made by any Tax authority in a jurisdiction where any Company Group Member has not filed a particular Tax Return that it is or may be subject to Tax by such jurisdiction, nor to the Knowledge of the Company is any such assertion threatened. To the Knowledge of the Company, no Company Group Member currently has or since the Spin-Off Date has had a permanent establishment in any country other than the country of its incorporation or organization.

(g)    Each applicable Company Group Member has withheld and paid all material Taxes required to have been withheld and paid by it in connection with amounts paid to any employee, member, independent contractor, creditor or other third party.

(h)    There are no outstanding waivers or agreements by or on behalf of any Company Group Member for the extension of time for the assessment of any Taxes or any material deficiency thereof. No power of attorney has been granted by or with respect to any Company Group Member with respect to any matter relating to Taxes with respect to the Business or the Transferred Assets that will be effective after the Closing Date.

(i)    There are no Liens for Taxes against any asset of any Company Group Member or any of the Transferred Assets (other than Liens for Taxes which are not yet due and payable or which are being contested in good faith through appropriate proceedings).

(j)    Except as set forth on Schedule 2.13(j), no Company Group Member is a party to any Tax allocation or sharing agreement under which any Company Group Member shall have any liability after the Closing (excluding commercial agreements the primary subject of which is not Taxes). No Company Group Member has any liability for the Taxes of any Person under Treasury Regulations section 1.1502-6 (or any similar provision of other applicable Tax Law as a result of its membership in a consolidated or similar group since the Spin-Off Date), as a transferee or successor as a result of transactions or occurrences taking place on or after the Spin-Off Date or by contract entered into on or after the Spin-Off Date or is a party to or bound by any Tax indemnification, allocation or similar sharing agreement or arrangement, other than any commercial agreement entered into in the ordinary course of business and the primary purpose of which is unrelated to Taxes.

(k)    No Company Group Member will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Income Tax Law) executed on or prior to the Closing Date; (ii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Income Tax Law); (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date.

(l)    None of the Transferred Assets is a “United States real property interest” within the meaning of Section 897(c) of the Code.

(m)    None of the Company Group Members have engaged in a “reportable transaction” under Treasury Regulations Section 1.6011-4(b).

(n)    Anvil International Holdings has been properly classified as a disregarded entity for U.S. federal income Tax purposes at all times since its formation and the Company has been properly classified as a disregarded entity for U.S. federal income Tax purposes at all times since December 29, 2011. Each representation in this Section 2.13 pertaining to a Company Group Member is true for the period beginning on the Spin-Off Date and ending on the Closing Date (or, if shorter, the period specified in such representation) with respect to any predecessor entity that was party to a merger, consolidation or similar transaction with such Company Group Member on or after the Spin-Off Date.

Section 2.14.    Environmental Matters.

(a)    The Business and each Company Group Member is and has for the past three (3) years been in compliance in all material respects with all applicable Environmental Laws, which compliance has included obtaining and complying in all material respects with all Environmental Permits required pursuant to Environmental Laws for the occupation of its facilities and the operation of its business and all applications for renewal of such Environmental Permits have been timely made, and no loss, termination, amendment or expiration of any such Environmental Permits is pending or, to the Knowledge of the Company or any Company Group Member, threatened (including as a result of the transactions contemplated hereby).

(b)    Except as set forth on Schedule 2.14(b), no Company Group Member or, to the extent in connection with the Business and/or the Transferred Assets, Asset Seller has assumed (by contract or operation of Law), undertaken or otherwise become subject to any material obligation or liability of any other Person relating to any Environmental Laws.

(c)    Except as set forth on Schedule 2.14(c), no Company Group Member or, to the extent in connection with the Business and/or the Transferred Assets, Asset Seller has received written notice from any Person or Governmental Entity that it or the Business is subject to any pending claim or has any actual or potential liability (i) based upon any provision of any

Environmental Law and arising out of any act or omission of any Company Group Member or any Asset Seller or any of their respective employees, agents or Representatives, including the arrangement for off-site transportation, treatment, recycling, storage or disposal of any Hazardous Substance or (ii) arising out of the ownership, use, control or operation by the Business of any facility, site, area or property from which there was or is alleged to have been a Release of any Hazardous Substance, in each case, which claim, if adversely resolved, or liability would reasonably be expected to be material to the Company Group or the Business.

(d)    There has been no Release of or exposure of any Person to Hazardous Substances by any Company Group Member or, to the extent in connection with the Business and/or the Transferred Assets, any Asset Seller in material violation of Environmental Law or that requires or would reasonably be expected to require material Remedial Action or that has resulted or would reasonably be expected to result in any material liability.

(e)    Seller has provided to Buyer a copy of all material assessments, reports, data, results of investigations or audits, orders, agreements, correspondence and other information that are in the possession of Seller, any Company Group Member or any Asset Seller regarding (i) the environmental condition of any Transferred Asset or any real property currently owned, leased or operated by any Company Group Member, (ii) the liability of any Company Group Member or, in connection with the Transferred Assets, any Asset Seller pursuant to Environmental Law, or (iii) any planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current Environmental Laws (including costs of Remedial Action, pollution control equipment and operational changes).

Section 2.15.    Licenses and Permits. Schedule 2.15 sets forth a true, correct and complete list of all material Licenses held by each Company Group Member. To the Knowledge of the Company, each applicable Company Group Member owns or possesses all Licenses that are necessary to enable such Company Group Member to carry on the Business as presently conducted. Each Company Group Member is in compliance in all material respects with the terms and requirements of each License. No Company Group Member has received any written notice from any Governmental Entity that has issued a License or any other Person (a) alleging any failure on any Company Group Member’s part to comply, in any material respect, with such License or (b) relating to the revocation, withdrawal, suspension, cancellation or termination of any License. To the Knowledge of the Company, no event has occurred or circumstance exists that would reasonably be expected to: (A) result in a material violation by any Company Group Member of the terms and conditions of any License; or (B) result in the revocation, withdrawal, suspension, cancellation or termination of any License.

Section 2.16.    Employee Benefit Plans.

(a)    Schedule 2.16(a) contains a true, correct and complete list of all material Employee Benefit Plans and separately identifies each Company Benefit Plan. The Company has furnished or made available to Buyer or its Representatives (i) true, up-to-date and complete copies of all Company Benefit Plans and all material Employee Benefit Plans as amended as of the date hereof (and in the case of an unwritten Employee Benefit Plan, a written description thereof); (ii) all current trust documents, investment management contracts, custodial agreements, administrative services agreements and insurance and annuity contracts relating to each Company Benefit Plan; (iii) the current summary plan description and each summary of material modifications relating to each Company Benefit Plan; (iv) the three most recently filed annual reports with any Governmental Entity (e.g., Form 5500 and all schedules thereto) relating to each Company Benefit Plan; (v) the most recent Internal Revenue Service (“IRS”) determination, opinion or advisory letter relating to each Employee Benefit Plan; (vi) the three most recent summary annual reports, nondiscrimination testing reports, actuarial reports, financial statements and trustee reports relating to each Company Benefit Plan; and (vii) all records, notices and filings from the past three (3) years concerning IRS or Department of Labor or other Governmental Entity audits or investigations and “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code relating to each Company Benefit Plan.

(b)    No Employee Benefit Plan is a “multiemployer pension plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA or similar provisions of non-United States Law) or a “multiple employer plan” described in Section 413(c) of the Code, and neither the Company nor any ERISA Affiliate has any obligation or liability in connection with any such “multiemployer plan” or “multiple employer plan.”

(c) (i) Except as set forth in Schedule 2.16(c)(i), no Company Group Member or any ERISA Affiliate maintains, contributes to, has an obligation to contribute to, or has any liability with respect to, any (x) Employee Benefit Plan subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, or (y) any Employee Benefit Plan that is or is intended to be a “registered pension plan,” a “deferred profit sharing plan,” a “retirement compensation arrangement,” a “registered retirement savings plan,” a “pooled registered pension plan” or a “tax-free savings account” (as such terms are defined in the Income Tax Act (Canada)). (ii) Except as set forth in Schedule 2.16(c)(ii), (w) no Employee Benefit Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code is in “at risk” status (as defined in Section 303(i)(4) of ERISA); (x) no “reportable event” (as defined in Section 4043 of ERISA) has occurred or is expected to occur as a result of the transactions contemplated by this Agreement, or otherwise, with respect to any Employee Benefit Plan covered by Title IV of ERISA; (y) no asset of any Company Group Member or any ERISA Affiliate is subject to any lien under Sections 401(a)(29) or 412(n) of the Code or Sections 302(f) or 4068 of ERISA; and (z) no Employee Benefit Plan subject to Section 412 of the Code or Section 302 of ERISA has (A) incurred an “accumulated funding deficiency” within the meaning of Section 302 of ERISA or Section 412 of the Code, (B) failed to satisfy the minimum funding standard within the meaning of Section 412 of the Code or Section 302 of ERISA, or (C) requested or obtained a waiver of any minimum funding standard or an extension of any amortization period under Section 412 of the Code or Sections 302, 303 or 304 of ERISA.

(d)     Except as set forth on Schedule 2.16(d), each Company Benefit Plan has been established, maintained, administered and operated in all material respects in accordance with its terms and in compliance with applicable Laws, including ERISA and the Code, and each Employee Benefit Plan that is not a Company Benefit Plan has been established, maintained, administered and operated in accordance with its terms and in compliance with applicable Laws, including ERISA and the Code, except as would not reasonably be expected to result in material liability to any Company Group Member.

(e)    Except as set forth on Schedule 2.16(e), no audit, investigation, liability, claim, action, proceeding or litigation is pending or, to the Knowledge of the Company, threatened with respect to any Employee Benefit Plan (other than routine individual claims for benefits payable in the Ordinary Course).

(f)    Each Employee Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS, or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS. No event has occurred and, to the Knowledge of the Company, no condition exists which would reasonably be expected to materially and adversely affect the qualified status of such Employee Benefit Plan or the tax exempt status of the related trust.

(g)    Except as set forth on Schedule 2.16(g), no Employee Benefit Plan provides for post-employment or retiree welfare benefits, except as required by applicable Laws or for death benefits or retirement benefits under any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), and no promise or representation has been made by Seller, any Company Group Member or any of their respective Affiliates to provide any such benefits to any Transferred Business Employee or any current or former employee, officer, director or independent contractor of any Company Group Member or otherwise associated with the Business (or any dependent or beneficiary of any of the foregoing).

(h)    Except as set forth on Schedule 2.16(h), neither the execution of, nor the performance of the transactions contemplated by, this Agreement will, either alone or in connection with any other event(s), (i) result in any payment becoming due to any Transferred Business Employee or any current or former employee, director, officer, or independent contractor of any Company Group Member or otherwise associated with the Business, (ii) result in an increase in any amount of compensation or benefits otherwise payable under any Employee Benefit Plan to any Transferred Business Employee or any current or former employee, director, officer or independent contractor of any Company Group Member or otherwise associated with the Business, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Employee Benefit Plan to any Transferred Business Employee or any current or former employee, director, officer, or independent contractor of any Company Group Member or otherwise associated with the Business, (iv) require any contribution or payment to fund any obligation under any Company Benefit Plan or (v) limit the right to merge, amend or terminate any Company Benefit Plan.

(i)    Seller, each Company Group Member and each ERISA Affiliate has, for purposes of each Employee Benefit Plan, correctly classified all individuals performing services for any member of the Company Group and all Transferred Business Employees as common law employees, leased employees or independent contractors, as applicable, except as would not reasonably be expected to result in material liability to any Company Group Member.

(j)    Each Employee Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated and administered in compliance with Section 409A of the Code and any proposed and final guidance under Section 409A of the Code, except as would not reasonably be expected to result in material liability to any Company Group Member.

(k)    Neither the execution of, nor the consummation of the transactions contemplated by, this Agreement (either alone or when combined with the occurrence of any other event, including a termination of employment) will result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Section 280G of the Code) of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Section 280G of the Code).

Section 2.17.    Labor Relationships.

(a)    Schedule 2.17(a) lists each Collective Bargaining Agreement to which a Company Group Member is a party or is otherwise bound. Except in respect of the Collective Bargaining Agreements, no trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the Current Business Employees by way of certification, interim certification, voluntary recognition, or succession rights, or has applied or, to the Knowledge of the Company, threatened to apply to be certified as the bargaining agent of the Current Business Employees.

(b)    No labor dispute, walk out, strike, lockout, slowdown, hand billing, union election petition, picketing or work stoppage involving or against any Company Group Member or involving any Current Business Employee has occurred, is in progress as of the date of this Agreement or, to the Knowledge of the Company, has been threatened in writing during the three (3)-year period ending on the date of this Agreement. To the Knowledge of the Company, no labor union, labor organization or similar Person is engaged in any organizing activity with respect to any Current Business Employees (other than any Canadian Business Employees) and no such organizing activity is threatened with respect to any Current Business Employee. No labor union, labor organization or similar Person is engaged or has been engaged in the last three (3) years in any organizing activity with respect to any Canadian Business Employees. There is no unfair labor practice charge or complaint, grievance or labor arbitration, pending or, to the Knowledge of the Company, threatened, against any Company Group Member before the National Labor Relations Board or any Governmental Entity or arbitrator. No trade union has applied to have any Company Group Member and, to the extent in connection with the Business and/or the Transferred Assets, any Asset Seller declared a related employer pursuant to the Labour Relations Act (Ontario) or any similar legislation in any jurisdiction in which the Business is carried on.

(c)    Except as set forth on Schedule 2.17(c), each Company Group Member has complied in all material respects with all applicable Laws relating to labor, employment and employment practices, including all applicable Laws and provisions thereof relating to wages, hours, equal employment opportunities, employment discrimination, pay equity, classification, retaliation, immigration, plant closures and mass layoffs, leaves of absence, occupational safety and health, workers’ compensation and unemployment insurance, collective bargaining and the payment of social security and other Taxes. There is no Litigation pending or, to the Knowledge of the Company, threatened against any Company Group Member before any Governmental Entity or arbitrator concerning or relating to any labor, employment or employment practice. With respect to each individual who renders services to the Business, (i) each such individual has been accurately classified as an employee, independent contractor or otherwise under all applicable Laws, and (ii) for each individual classified as an employee, each employee has been accurately classified as exempt or nonexempt under all applicable Laws.

(d)    Schedule 2.17(d) accurately sets forth, with respect to each Current Business Employee who is not represented by a labor union, labor organization or similar Person: (i) the name, title or classification, date of hire, location of employment, whether actively at work or not (and the reason for such leave and a return to work date, if known) and exempt/non-exempt (or overtime eligible/non-overtime eligible) status of each employee; (ii) each employee’s annualized base compensation or base rate, and (x) all bonuses or other incentive compensation paid to such employee for the fiscal year ended September 30, 2016 and (y) the target amount of any bonuses or other incentive compensation for which such employee is eligible for the fiscal year ending September 30, 2017; and (iii) each employee’s annual vacation entitlement in days, vacation days taken and vacation days remaining.

(e)    Schedule 2.17(e) lists each employee who performed services for the Business who was terminated or laid off, or with regard to any Canadian Business Employee, has retained recall rights for any reason other than for cause, or whose hours were reduced by more than fifty percent (50%), during the ninety (90) days preceding the date of this Agreement, and for each such employee, sets forth: (i) his or her employer; (ii) the date of such termination, layoff or reduction in hours; and (iii) the location to which the employee was assigned. The Company Group Members are in compliance in all material respects with their respective obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) and any similar Law, and no Company Group Member has ordered or implemented a plant closing, mass layoff or similar activity within the meaning of the WARN Act or any similar Law in the past three (3) years.

(f)    Except as set forth on Schedule 2.17(f), no Company Group Member is bound by or a party to any Contract that (i) limits its ability to terminate the employment of any employee with immediate effect or (ii) requires it to provide severance in excess of that required by applicable Laws in connection with any termination of employment of any employee.

(g)    There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance/workers’ compensation legislation in respect of any Company Group Member and, to the extent in connection with the Business and/or the Transferred Assets, any Asset Seller, and no Company Group Members and, to the extent in connection with the Business and/or the Transferred Assets, no Asset Seller, has been reassessed in any material respect under such legislation during the past three (3) years.

Section 2.18.    Certain Fees. None of Buyer or any Company Group Member shall have any liability or obligation to pay or bear any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based on any arrangements made by or on behalf of any of Seller or any Company Group Member or any of their respective Affiliates.

Section 2.19.    Insurance Policies. Schedule 2.19 contains a true, correct and complete list of all material insurance policies carried by or for the benefit of the Business, including coverage amounts and deductibles. All such insurance policies are in full force and effect in all material respects and all premiums due and payable have been paid in full.

Section 2.20.    Affiliate Transactions. Except as set forth on Schedule 2.20, since the Balance Sheet Date:

(a)    no Company Group Member is or has been a party to any agreement with any (i) officer or director of any Company Group Member except for employment, compensation and benefit arrangements in the Ordinary Course pursuant to Employee Benefit Plans disclosed on Schedule 2.16(a), (ii) Seller or any Affiliate (other than the Company Group Members), or (iii) officer or director of Seller or any Affiliate thereof (other than the Company Group Members) (each Person described in subsections (i) through (iii), a “Company Affiliate”); and

(b)    no Company Affiliate has any ownership interest in any asset or right of any Company Group Member, or any asset used in the Business.

Section 2.21.    Compliance with Laws. The Company Group Members and the Business and, to the extent in connection with the Business and/or the Transferred Assets, the Asset Sellers are, and for the past three (3) years have been, in compliance, in all material respects, with all applicable Laws. Except as set forth on Schedule 2.21, during the past three (3) years, neither Seller nor any of its Affiliates (including the Company Group) has received any written notice (or, to the Knowledge of the Company, oral notice) from any Governmental Entity alleging any failure of the Company Group Members, the Business or, to the extent in connection with the Business and/or the Transferred Assets, the Asset Sellers to comply in any material respect with any such applicable Law. To the Knowledge of the Company, no event has occurred or circumstance exists that would reasonably be expected to result in a material violation by any Company Group Member, the Business or, to the extent in connection with the Business and/or the Transferred Assets, any Asset Seller of any such applicable Law.

Section 2.22.    Compliance with Anti-Bribery and Trade Laws.

(a)    No Company Group Member and, to the extent in connection with the Business and/or the Transferred Assets, no Asset Seller, nor any of their respective managers, directors, officers or, to the Knowledge of the Company, employees or any other Person acting on the express authority of any Company Group Member or the Business (i) has in the past five (5) years, directly or indirectly, knowingly offered, promised, made or received any payment of anything of value to or from any Person in material violation of the Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, or any applicable Law enacted in any jurisdiction in which a Company Group Member or the Business does business and in connection with, or arising under the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed December 17, 1997, or any similar applicable Laws, rules, or regulations issued, administered or enforced by a Governmental Entity (collectively, the “Anti-Bribery Laws”), or (ii) is the subject of any current, pending or threatened investigation, inquiry or enforcement proceedings for material violations of any Anti-Bribery Laws by any Governmental Entity during the past five (5) years in any country in which any Company Group Member, the Business or, to the extent in connection with the Business and/or the Transferred Assets, any Asset Seller does business.

(b)    No Company Group Member and, to the extent in connection with the Business and/or the Transferred Assets, no Asset Seller, nor any of their respective managers, directors, officers or, to the Knowledge of the Company, employees, agents, distributors, suppliers or any other Person acting on the express authority of any Company Group Member or the Business (i) is, or is owned or controlled by, a person listed on the “Specially Designated Nationals and Blocked Persons” list (the “SDN List”) maintained by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) or any similar list maintained by the United Nations, the European Union or any other Governmental Entity; (ii) is, or is owned or controlled by, a person that is the subject of any of the sanctions administered by OFAC, the U.S. Department of State or any equivalent sanctions or measures imposed by the United Nations, the European Union or any other Governmental Entity in which a Company Group Member or the Business does business (collectively, “Sanctions”), or, during the past five (5) years, has engaged in sanctionable conduct under Sanctions; (iii) during the past five (5) years has conducted, conducts or is otherwise involved with any sanctioned business with or involving any government (or any sub-division thereof), or any Person, entity or project, targeted by, or located in any country that is the subject of Sanctions; (iv) directly or indirectly supports or facilitates, or plans to support or facilitate or otherwise become involved with, any such person, government, entity or project; or (v) is or during the past five (5) years has been in material violation of or subject to an investigation relating to Sanctions.

(c)    Except as set forth on Schedule 2.22, the Company Group Members and the Business and, to the extent in connection with the Business and/or the Transferred Assets, the Asset Sellers are, and for the past five (5) years have been, in material compliance with international trade regulations, including any applicable United States or other Governmental Entity rules and regulations related to export controls, trade, economic, and financial sanctions and embargoes, and customs matters (collectively “International Trade Laws”). In connection with the Business and/or the Transferred Assets, neither Seller nor any of its Affiliates (including the Company Group) has received any written notice (or, to the Knowledge of the Company, oral notice) from any Governmental Entity alleging any material failure of any Company Group Member, the Business or any Asset Seller to comply with International Trade Laws.

Section 2.23.    Accounts Receivable and Inventory.

(a)    Except as set forth on Schedule 2.23(a), all accounts receivable of the Business that are reflected in the Unaudited Financial Statements (i) represent bona fide and valid obligations arising from bona fide sales actually made or services actually performed for customers in the Ordinary Course, (ii) to the Knowledge of the Company, are not subject to material contest and (iii) have been valued in accordance with GAAP. All outstanding accounts receivable deemed uncollectible have been reserved against on the Unaudited Financial Statements in accordance with GAAP. Since the Balance Sheet Date, no Company Group Member has or, to the extent in connection with the Business and/or the Transferred Assets, any Asset Seller, canceled, or agreed to cancel, in whole or in part, any accounts receivable except in the Ordinary Course.

(b)    Except as set forth on Schedule 2.23(b), all inventory of the Business consists of a quality and quantity usable and salable in the Ordinary Course, except for obsolete, damaged, defective or slow-moving items that have been written off or for which adequate reserves have been established and reflected in the Unaudited Financial Statements in accordance with GAAP. Except as set forth on Schedule 2.23(b), all inventory of the Business is owned by the Company Group free and clear of all Liens, other than Permitted Liens.

Section 2.24.    Customers and Suppliers.

(a)    Schedule 2.24(a) lists each of the top ten (10) customers based on the amount of revenue generated for the Business during the fiscal year ended September 30, 2016 (the “Significant Customers”), together with the aggregate dollar amount of such revenue earned by the Business from each such customer during such fiscal year. Neither Seller nor any of its Affiliates (including the Company Group) has received written notice (or, to the Knowledge of the Company, oral notice) from any Significant Customer that such Significant Customer has terminated or materially and adversely modified its business relationship with the Business or intends to terminate or materially and adversely modify its business relationship with the Business.    Since the Balance Sheet Date, none of the Significant Customers has materially reduced amounts purchased from, or materially and adversely changed the pricing or other material economic terms of its business with, the Business, and, to the Knowledge of the Company, no Significant Customer has threatened any such action.

(b)    Neither Seller nor any of its Affiliates (including the Company Group) has received any written notice (or, to the Knowledge of the Company, oral notice) from any Significant Supplier that such supplier has terminated or materially and adversely modified its business relationship with the Business or intends to terminate or materially and adversely modify its business relationship with the Business. Since the Balance Sheet Date, no Significant Supplier has materially reduced amounts supplied to, or materially adversely changed the pricing or other material economic terms of its business with, the Business, and, to the Knowledge of the Company, no such supplier has threatened any such action.

Section 2.25.    Product Liability and Warranty.

(a)    Except as set forth in Schedule 2.25(a), in the past three (3) years, no Litigation that includes product liability claims involving in excess of $100,000 has been (i) pending by or before any Governmental Entity against any Company Group Member or the Business, or (ii) threatened in writing against any Company Group Member or the Business, in each case, relating to any of the products currently being or previously marketed, manufactured, distributed or sold by or on behalf of the Business.

(b)    True, correct and complete copies of the standard published product warranties of the Company Group and the Business that are in effect as of the date hereof have been made available to Buyer or its Representatives, and all product warranties actually provided to customers by any Company Group Member or the Business that are in effect as of the date hereof are substantially similar in all material respects to such standard published product warranties.

(c)    To the Knowledge of the Company, there are no design, manufacturing or other defects, latent or otherwise, with respect to any products manufactured, distributed, sold or marketed by the Company that would be a reasonable basis for any future Litigation against any Company Group Member or the Business for products liability claims in excess of $100,000.

(d)    In the past three (3) years, there have been no product recalls or voluntary product withdrawals by any Company Group Member or the Business. To the Knowledge of the Company, there are no facts (including adverse findings by any relevant Governmental Entity) that would reasonably be expected to lead to a product recall or voluntary withdrawal that would reasonably be expected to result in liability to the Business in excess of $100,000.

Section 2.26.    Sufficiency of Assets. The Company Group owns all of the properties and tangible assets that it purports to own, including those tangible assets reflected in the Unaudited Financial Statements (except for assets and properties sold since the Balance Sheet Date for fair value in the Ordinary Course consistent with the terms of this Agreement), free and clear of all Liens, other than Permitted Liens and Liens referenced on Schedule 2.26.    Except as set forth on Schedule 2.26 and taking into account the rights provided to Buyer pursuant to the Ontario Substitute Lease and the Transition Services Agreement, immediately following the Closing, Buyer or a Company Group Member will have good and valid title to and valid leasehold or license interest in or otherwise have legal ownership of, all of the facilities, machinery, equipment, furniture, leasehold improvements, fixtures, vehicles, structures, related capitalized items and other tangible property which constitute all of the material assets, rights, properties and interests, (excluding Intellectual Property, which is the subject of the representation in Section 2.10(e)) required, necessary or used in the conduct of the Business as of the date of this Agreement (the “Business Property”), free and clear of all Liens, other than Permitted Liens and Liens referenced on Schedule 2.26. Taken together with the rights provided to Buyer pursuant to the Ontario Substitute Lease and the Transition Services Agreement, the Business Property is sufficient for Buyer to carry on the Business from and after the Closing Date as presently carried on by Seller in the Ordinary Course except for any such Business Property which, individually or in the aggregate, would not reasonably be expected to be material to Buyer. During the past three (3) years there has not been any significant interruption of the operations of the Business due to inadequate maintenance of the Transferred Assets or the property or tangible assets of the Company Group.

Section 2.27.    Canadian Regulatory Matters.

(a)     Neither (i) the aggregate value of the Transferred Assets in Canada and the assets in Canada of the Company Group Members, nor (ii) the annual gross revenues from sales in or from Canada generated by the assets referred to in (i), exceeds CAD $87 million, in each case as determined in accordance with the Competition Act (Canada) and the Notifiable Transactions Regulations thereto.

(b)    No Company Group Member and, to the extent in connection with the Transferred Assets, no Asset Seller, provides, and the Transferred Assets are not used to provide, any of the services, or engage in any of the activities of a “cultural business” within the meaning of the Investment Canada Act.

(c)    The enterprise value of the Transferred Assets, calculated in accordance with the Investment Canada Act and the Investment Canada Regulations thereunder, does not exceed CAD $600 million.

Section 2.28.    Bank Accounts. Schedule 2.28 sets forth each of the bank accounts used by any Company Group Member in the conduct of the Business other than those opened with institutions located in Canada (the “Bank Accounts”), together with the authorized signatories for the Bank Accounts. Except as set forth on the Schedule 2.28, no Person holds a power of attorney or other authority to act on behalf of the Company Group or any of its Affiliates with respect to the Bank Accounts.

Section 2.29.    No Other Representations or Warranties; Disclosure Schedules. Except for the representations and warranties contained in Articles II and III (as modified by the Disclosure Schedules) and the Transition Services Agreement, none of any Company Group Member, Seller or any other Person makes any other express or implied representation or warranty with respect to the Business, Seller or the transactions contemplated by this Agreement, and the Company (on behalf of itself and each other Company Group Member) and Seller each disclaim any and all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Buyer or its Affiliates or Representatives (including any opinion, information, projection or advice that may have been or may be provided to Buyer by any Representative of any Company Group Member or Seller or any of their respective Affiliates). Notwithstanding anything to the contrary herein, nothing in this provision or elsewhere in this Agreement shall restrict or limit in any respect any claims for fraud.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in, and subject to, the Disclosure Schedules, Seller hereby represents and warrants to Buyer as follows:

Section 3.1.    Organization. MWP, Seller and each Asset Seller is duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, and has the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as conducted on the date hereof. True, correct and complete copies of the Governing Documents of MWP, Seller and each Asset Seller have been delivered to or made available to Buyer or its Representatives prior to the date hereof.

Section 3.2.    Authorization. MWP and Seller each has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby, and no other corporate, limited liability company or similar action is necessary to authorize the execution, delivery and performance by MWP or Seller of this Agreement. This Agreement has been duly authorized, executed and delivered by each of MWP and Seller and when duly executed and delivered by all other Parties, will constitute the legal, valid and binding obligations of each of MWP and Seller, enforceable against each of

MWP and Seller in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 3.3.    Ownership. Seller is the record and beneficial owner of all of the Company Interests. Seller has good title to such Company Interests. The Asset Sellers have good and marketable title to the Transferred Assets. The Company Interests and the Transferred Assets will be transferred to Buyer at Closing free and clear of any Liens, except for such Liens arising as a result of any action by Buyer, its Affiliates or their respective Representatives.

Section 3.4.    Consents and Approvals; No Violations. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the Governing Documents of Seller or the Asset Sellers, (b) except for applicable requirements of the HSR Act, require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity, (c) require a consent under, violate or result in a breach of or default under, or give rise to any right of termination, cancellation, modification or acceleration under or result in the loss of a benefit or increase in any fee, liability or obligation of Seller or any Asset Seller, under any of the terms, conditions or provisions of any contract to which Seller or any Asset Seller is a party or by which Seller or any Asset Seller or any of their assets may be bound, or result in the creation of any Lien under any such contract upon any of the properties or assets of Seller or any Asset Seller, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default, termination or creation of a Lien, under any such contract, or (d) violate, or result in the breach of, any Law, order, injunction or decree applicable to Seller or any Asset Seller, excluding from the foregoing clauses (b), (c) and (d) such requirements, violations, conflicts, defaults or rights which would not be reasonably likely to adversely affect or restrict Seller’s ability to timely consummate the transactions contemplated by this Agreement or the Asset Sellers’ ability to timely deliver the Transferred Assets in accordance with the terms of this Agreement and the Assignment Instruments.

Section 3.5.    Litigation. There is no Litigation pending or, to the knowledge of MWP or Seller, threatened against Seller or any Asset Seller, by or before any Governmental Entity or by any third party which challenges the validity of this Agreement or which, if adversely determined, would be reasonably likely to adversely affect or restrict Seller’s ability to timely consummate the transactions contemplated by this Agreement or the Asset Sellers’ ability to timely deliver the Transferred Assets in accordance with the terms of this Agreement and the Assignment Instruments.

Section 3.6.    Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, Seller and each Asset Seller shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Seller, any Asset Seller or any of their respective Subsidiaries.

Section 3.7.    Certain Fees. Neither Buyer nor any Company Group Member shall have any liability or obligation to pay or bear any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Seller or any of its Affiliates.

Section 3.8.    GST/HST Registrations. Mueller Canada is registered for goods and services tax/harmonized sales tax purposes under Part IX of the Excise Tax Act (Canada), and its registration number is 102203825—RT0027. Mueller Canada is registered for Quebec sales tax purposes under an Act respecting the Quebec sales tax and its registration number is 1013790759.

Section 3.9.    Residence of Mueller Canada Ltd. Mueller Canada is not a non-resident of Canada for purposes of the Income Tax Act (Canada).

Section 3.10.    Collection and Withholding. Mueller Canada has, in accordance with applicable Laws and only in connection with the Business, collected, withheld and remitted to the appropriate taxing authority (a) all sales, transfer, use, goods and services and other similar Taxes required to be collected or withheld by Mueller Canada and (b) all payroll or employment Taxes, employment insurance, Canada Pension Plan and provincial pension plan premiums and other deductions at source as required by applicable Laws.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND CANADIAN BUYER

Each of Buyer and Canadian Buyer hereby represents and warrants to the Company and Seller as follows:

Section 4.1.    Organization. Each of Buyer and Canadian Buyer is duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, and has the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as conducted on the date hereof. True, correct and complete copies of the Governing Documents of Buyer and Canadian Buyer have been delivered to or made available to the Company and Seller prior to the date hereof.

Section 4.2.    Authorization. Each of Buyer and Canadian Buyer has the power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder, and to consummate the transactions contemplated hereby, and no other limited liability company, corporate or similar action is necessary to authorize the execution, delivery and performance by Buyer and Canadian Buyer of this Agreement. This Agreement has been duly authorized, executed and delivered by Buyer and Canadian Buyer and, when duly executed and delivered by the other Parties, will constitute the legal, valid and binding obligations of each of Buyer and Canadian Buyer, enforceable against Buyer and Canadian Buyer, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 4.3.    Consents and Approvals; No Violations. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the Governing Documents of Buyer or Canadian Buyer, (b) except for applicable requirements of the HSR Act, require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity, (c) require a consent under, violate or result in a breach of or default under, or give rise to any right of termination, cancellation, modification or acceleration under or result in the loss of a benefit or increase in any fee, liability or obligation of Buyer or Canadian Buyer, under any of the terms, conditions or provisions of any contract to which Buyer or Canadian Buyer is a party or by which Buyer or Canadian Buyer or any of their assets may be bound, or result in the creation of any Lien under any such contract upon any of the properties or assets of Buyer or Canadian Buyer, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default, termination or creation of a Lien, under any such contract, or (d) violate, or result in the breach of, any Law, order, injunction or decree applicable to Buyer or Canadian Buyer, excluding from the foregoing clauses (b), (c) and (d) such requirements, violations, conflicts, defaults or rights which would not be reasonably likely to adversely affect or restrict Buyer’s or Canadian Buyer’s ability to timely consummate the transactions contemplated by this Agreement.

Section 4.4.    Litigation. There is no Litigation pending or, to the knowledge of Buyer, threatened against Buyer or Canadian Buyer, by or before any Governmental Entity or by any third party which challenges the validity of this Agreement or which would be reasonably likely to adversely affect or restrict Buyer’s or Canadian Buyer’s ability to consummate the transactions contemplated by this Agreement.

Section 4.5.    Financial Capability. Buyer (a) has or has access to the funds necessary to enable Buyer to satisfy in full all of Buyer’s obligations under this Agreement, including the payment of (i) the aggregate Purchase Price and any other amounts required to be paid pursuant to this Agreement, and (ii) all fees and expenses and other payment obligations required to be paid or satisfied by Buyer in connection with the transactions contemplated by this Agreement and (b) has not incurred any liability, which individually or in the aggregate, would materially impair or materially and adversely affect such resources and capabilities.

Section 4.6.    Organization of Buyer. Buyer and Canadian Buyer were each formed solely for the purpose of engaging in the transactions contemplated by this Agreement, have not conducted any business prior to the date hereof and, prior to the date hereof, have no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the other transactions contemplated by this Agreement. Canadian Buyer is a “WTO Investor” within the meaning of the Investment Canada Act.

Section 4.7.    Solvency. Assuming the accuracy of the representations and warranties of Seller set forth in Article II and Article III, immediately after giving effect to the transactions contemplated by this Agreement, Buyer, on a consolidated basis with the Canadian Buyer and the Company Group Members, shall be solvent and shall: (a) be able to pay its debts as they become due and (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities). No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of any of Buyer, Canadian Buyer and their respective Subsidiaries, including, following the Closing, the Company Group Members.

Section 4.8.    Certain Fees. Neither any Company Group Member nor Seller is directly or indirectly obligated to pay or bear any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Buyer or any of its Affiliates.

Section 4.9.    Condition of the Business. Buyer and Canadian Buyer have conducted their own independent investigation, verification, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the Business, which investigation, review and analysis was conducted by Buyer, Canadian Buyer and their Affiliates and, to the extent Buyer or Canadian Buyer deemed appropriate, by Buyer’s or Canadian Buyer’s Representatives, as applicable. Each of Buyer and Canadian Buyer acknowledges that it and its Representatives have been provided adequate access to the personnel, properties, premises and records of the Business for such purpose. Each of Buyer and Canadian Buyer acknowledges that it has been provided a copy of the 1999 Agreement. In entering into this Agreement, each of Buyer and Canadian Buyer acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of Seller, the Company Group or any of the Company Group’s Representatives, except as expressly set forth in this Agreement or any Ancillary Agreement, or in any certificate or document delivered pursuant to this Agreement or any Ancillary Agreement. Notwithstanding anything to the contrary herein, nothing in this provision or elsewhere in this Agreement shall have the effect of limiting in any respect any representation or warranty in this Agreement or in any certificate or document delivered pursuant to this Agreement or any Ancillary Agreement, or any claims for fraud.

Section 4.10.    GST/HST Registrations. Canadian Buyer is registered for goods and services tax/harmonized sales Tax purposes under Part IX of the Excise Tax Act (Canada) and for Quebec sales Tax purposes under an Act respecting the Quebec sales tax, and it has provided its registration numbers to Seller.

ARTICLE V

COVENANTS

Section 5.1.    Further Assurances. From time to time after the Closing, the Parties shall promptly, at any other Party’s reasonable request and without further consideration, execute and deliver any additional instruments or documents, and take all such further actions as such Party may reasonably request to consummate the transactions contemplated by this Agreement and fulfill the agreements set forth in this Agreement.

Section 5.2.    Cooperation.

(a)    Following the Closing, Buyer and Seller each agree to deliver promptly to the other at such address specified in Section 8.2 all mail and other documents (including notices of any claim, dispute, audit, investigation, action, proceeding or indemnification claim) received by such Party or its Affiliates that relate to any business conducted by such other Party or its Affiliates after the Closing.

(b)    Following the Closing, Buyer shall use commercially reasonable efforts, at the sole expense of Seller, to cooperate with requests of Seller concerning Seller’s obligations with respect to the Business under Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act relating to calendar years 2015 and 2016; provided, that Buyer shall not be required to take any action to the extent it would unreasonably interfere with the operations of Buyer or the Company Group. The level of cooperation (in terms of the number of employees involved and the number of hours devoted to the compliance effort) provided by the Company and its employees will be substantially similar to the prior level of cooperation delivered by the Company and its employees with respect to Seller’s compliance with these obligations with respect to the Business.

(c)    Following the Closing, Buyer shall use commercially reasonable efforts, at the sole cost of Seller, to comply with the reasonable requests of Seller concerning Seller’s obligations with respect to the Business relating to inquiries by or reports to the IRS, the Securities and Exchange Commission and other Governmental Entities; provided, that Buyer shall not be required to take any action to the extent it would unreasonably interfere with the operations of Buyer or the Company Group.

(d)    Following the Closing, in the event that (i) Seller or any of its Affiliates receives any payment either (A) belonging to Buyer or the Company Group or (B) inadvertently paid by Buyer or any of its Affiliates to Seller or any of its Affiliates, Seller shall hold such payment in trust for Buyer and remit such payment to Buyer in the form received within fifteen (15) Business Days of receipt of such payment and (ii) Buyer or the Company Group receives any payment (x) belonging to Seller or any of its Affiliates or (y) inadvertently paid by Seller or any of its Affiliates to Buyer or any of its Affiliates, Buyer shall hold such payment in trust for Seller and remit such payment to Seller in the form received within fifteen (15) Business Days of receipt of such payment.

(e)    Each of MWP and Seller acknowledge and agree, on its own behalf and on behalf of its respective Affiliates, that after the Closing, subject to the Transition Services Agreement, none of MWP, Seller or any of their respective Affiliates has any further right to the Bank Accounts and each has taken or caused to be taken all necessary actions to remove any authorized signatory from the Bank Accounts who will not be an officer or employee of the Company Group immediately after the Closing. Following the Closing, each of MWP and Seller shall, and shall cause their respective Affiliates to, promptly execute and deliver any additional instruments or documents, and take all such further actions as may be reasonably requested to effectuate the transfer of the Bank Accounts to the Company Group in accordance with the Transition Services Agreement.

(f)    Following the Closing, each of MWP and Seller, on its own behalf and on behalf of its respective Affiliates, shall, at their own cost, (i) use commercially reasonable efforts to assign the Patent set forth on Schedule 5.2(f) to Buyer and record the same in the name of Buyer and (ii) use commercially reasonable efforts to terminate all notices of security interests set forth on Schedule 5.2(f) that are recorded against the Registered Company Intellectual Property.

Section 5.3.    Non-Solicitation; Non-Competition; Non-Disparagement.

(a)    During the period from the Closing Date until the third anniversary of the Closing Date, Seller and MWP shall not, directly or indirectly, and shall not permit any of their respective Affiliates to:

(i)    other than through or as a result of general media, social media or electronic advertisement that is not directed specifically to any Current Business Employee who becomes a Continued Employee or other employee of Canadian Buyer, any Company Group Member or any Subsidiary thereof, solicit, hire, induce or attempt to induce, or assist others to solicit, hire, induce or attempt to induce, any employee of Canadian Buyer, any Company Group Member or any Subsidiary thereof to either (a) leave his or her employment with Canadian Buyer, such Company Group Member or such Subsidiary, or (b) breach his or her employment agreement with Canadian Buyer, such Company Group Member or such Subsidiary, in each case, so long as such individual is employed by Canadian Buyer, any Company Group Member or any Subsidiary thereof and for ninety (90) days thereafter (provided, it being understood that a solicitation of any such employee (other than an employee listed in the Company “Knowledge” group) in the ninety (90) days after the date such employee terminates his or her employment or is terminated by Canadian Buyer, such Company Group Member or such Subsidiary shall not be a breach of this provision if such solicitation was done without knowledge that such employee was a former employee of Canadian Buyer, any Company Group Member or any Subsidiary thereof); or

(ii)    solicit or knowingly entice, or attempt to solicit or knowingly entice, any Significant Customer or Significant Supplier, in each case, for purposes of diverting any material business or services from the Business. For the avoidance of doubt, this Section 5.3(a)(ii) shall not prevent Seller or any of its Affiliates from selling Outside Stem & Yoke valves, post indicators and check valves to Significant Customers.

(b)    During the Restricted Period, Seller and MWP shall not, directly or indirectly, and shall not permit their respective Affiliates to (i) engage in or assist others in engaging in a Competing Business in the Territory and/or (ii) have an interest in any Person that engages directly or indirectly in a Competing Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant. For purposes of this Section 5.3(b), (i) “Territory” means the United States, Canada and the United Mexican States, and (ii) “Competing Business” means the designing, manufacturing and selling of pipe fittings and couplings, pipe hangers and supports, hammer unions, bull plugs and swage nipples constructed from cast iron, malleable iron, ductile iron or steel primarily intended for sale to distributors serving heating, ventilation and air conditioning, fire protection, industrial, power and oil and gas end markets, in each case, as conducted by the Company Group as of the date hereof.

(c)    Notwithstanding the provisions of Section 5.3(b):

(i)    nothing in Section 5.3(b) shall preclude, prohibit or restrict Seller or any of its Affiliates from engaging in any manner in any Existing Business Activities;

(ii)    nothing in Section 5.3(b) shall preclude, prohibit or restrict Seller or any of its Affiliates from engaging in any manner in any activities related to the design, manufacture or sale of offerings related to water infrastructure;

(iii)    nothing in Section 5.3(b) shall preclude, prohibit or restrict Seller or any of its Affiliates from engaging in any manner in any De Minimis Business that would otherwise violate Section 5.3(b) that is acquired from any Person after the date hereof (an “After-Acquired Business”); provided, that (A) Seller or any of its Affiliates may only purchase and acquire an After-Acquired Business if a purpose in making such acquisition is not to compete with the Business or the Company Group Members and (B) such De Minimis Business (x) engages in activities that are ancillary to the After-Acquired Business taken as a whole and (y) continues to satisfy the revenue thresholds in the definition of De Minimis Business for the remaining duration of the Restricted Period;

(iv)    nothing in Section 5.3(b) shall preclude, prohibit or restrict Seller and any of its Affiliates from engaging in any transaction where a non-Affiliated third party that is engaged in the Competing Business acquires (A) more than fifty percent (50%) of the voting securities of MWP or any of its Affiliates, as applicable, or (B) all or substantially all of the assets of MWP or any of its Affiliates, as applicable, in either case, whether by merger, acquisition of assets, acquisition of equity, business combination, consolidation or other similar transaction; provided, upon the consummation of such transaction, the obligations set forth in Section 5.3(b) shall be null and void only with respect to, if the voting securities of MWP are acquired, MWP and its Subsidiaries or, if the voting securities of an Affiliate of MWP are acquired, such Affiliate and its Subsidiaries; and

(v)    Notwithstanding the foregoing, Seller or any of its Affiliates may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller or such Affiliate is not a controlling Person of, or a member of a group which controls, such Person, and does not, directly or indirectly, own two percent (2%) or more of any class of securities of such Person.

(d)    During the Restricted Period, Seller and MWP shall, and each shall cause its respective Affiliates to, refrain from, directly or indirectly, all conduct, oral or otherwise, that is intended to disparage or damage or could reasonably be expected to disparage or damage the reputation, goodwill, or standing in the community of Buyer, Canadian Buyer, any Company Group Member or the Business.

(e)    Seller and MWP each acknowledge that a breach or threatened breach of this Section 5.3 would give rise to irreparable harm to Buyer, Canadian Buyer and the Company Group Members for which monetary damages would not be an adequate remedy, and hereby agree that in the event of a breach or a threatened breach by Seller or MWP of any such obligations, Buyer, Canadian Buyer and the Company Group Members shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond). Each of Seller and MWP agree that any claim it may have against Buyer, Canadian Buyer or any Company Group Member, whether under this Agreement or otherwise, shall not constitute a defense to enforcement of any of the restrictions set forth in this Section 5.3.

(f)    The Parties agree and intend that Seller’s and MWP’s obligations under this Section 5.3 be tolled during any period that Seller or MWP is in breach of any of the obligations under this Section 5.3 so that Buyer, Canadian Buyer and the Company Group Members are provided with the full benefit of the restrictive periods set forth herein.

(g)    Seller and MWP each acknowledge that the restrictions contained in this Section 5.3 are reasonable and necessary to protect the legitimate interests of Buyer, Canadian Buyer and the Company Group Members and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby. In the event that any covenant contained in this Section 5.3 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in Section 5.3 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.4.    Public Announcements. Except as otherwise required by Law, Buyer shall not, and shall cause its Affiliates not to, make or issue any public announcement or press release to the general public with respect to this Agreement or the transactions contemplated by this Agreement without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed); provided that Buyer and its Affiliates shall not be prohibited by this Section 5.4 from (i) placing customary tombstone announcements and advertisements regarding the transactions contemplated by this Agreement on their website, in newspapers, journals or other print media or in other customary marketing materials, (ii) disclosing the transactions contemplated by this Agreement or their investment in, or information with respect to the performance of or realization on, their investment in the Company Group, in each case, to their investors or any prospective investors and/or (iii) issuing any public announcement or press release to the general public with respect to this Agreement or the transactions contemplated by this Agreement to the extent disclosing information already publicly disclosed by MWP or its Affiliates. MWP, Seller and their respective Affiliates will consult with Buyer, and use good faith efforts to incorporate comments provided by Buyer, prior to issuing or making any public announcement or press release to the general public with respect to this Agreement or the transactions contemplated by this Agreement.

Section 5.5.    Tax Matters.

(a)    Buyer shall, at its own expense, prepare or cause to be prepared, and timely file or cause to be timely filed, all Tax Returns of the Company Group (other than Tax Returns related to federal and state Income Taxes) for all taxable periods that end on or prior to the Closing Date (“Pre-Closing Tax Periods”) and that have not yet been filed and are required to be filed after the Closing Date, in each case, except as otherwise provided herein, consistent with past practices of each of the applicable Company Group Members. Such Tax Returns shall be subject to the review, comment, dispute resolution and filing procedures set forth in Section 5.5(b). Seller shall, to the extent not included in the calculation of Net Working Capital or Indebtedness, fund (or, if previously paid from a Company (or Affiliate) account, promptly reimburse) Buyer for all Tax payments made after the Closing that relate to the Company’s Pre-Closing Tax Periods or Seller’s Pre-Closing Tax Periods related to the Business. Buyer shall cause any amounts shown to be due on such Tax Returns to be timely remitted to the applicable Governmental Entity no later than the date on which such Taxes are due. Seller and its Affiliates shall, at their own expense, prepare or cause to be prepared, and timely file or cause to be timely filed, all Tax Returns related to federal and state Income Taxes that report income of the Business, the Transferred Assets or the Company Group for the Pre-Closing Tax Periods and that have not yet been filed and are required to be filed after the Closing Date, in each case, except as otherwise provided herein, consistent with past practices of each of the applicable Company Group Members. Seller and its Affiliates shall cause any amounts shown to be due on such Tax Returns and not taken into account in the determination of Net Working Capital to be timely remitted to the applicable Governmental Entity no later than the date on which such Taxes are due. The Company shall be responsible for funding (including, if applicable, through prompt reimbursement of Seller, in connection with payments made from accounts of Seller) all tax payments allocable to Taxable periods (or portions thereof) ending after the Closing Date.

(b)    To the extent permitted by Law, the Transaction Deductions shall be reported as deductions attributable to the period ending on the Closing Date that are reportable on the Tax Returns of Seller. Buyer shall provide Seller with a copy of any income Tax Return for a taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”) for review and comment not later than forty-five (45) days prior to its due date. If it so desires, Seller shall review and comment on such Tax Returns within fifteen (15) days of receipt thereof. If Seller does not submit comments within such period, then Seller shall be deemed to have approved such Tax Returns as prepared by Buyer, and Buyer shall file such Tax Returns promptly. If Seller delivers comments to Buyer within such period, Seller and Buyer shall use good faith efforts to resolve any dispute in connection with such comments. In the event Buyer and Seller are unable to agree on any such revisions within fifteen (15) days after Seller provides its comments, Buyer and Seller shall engage a mutually acceptable independent accounting firm to resolve any disputed items, the costs of which shall be borne equally by Seller, on the one hand, and Buyer on the other hand. Upon the final determination of such dispute, Buyer shall file or cause to be filed such Tax Returns promptly but no later than five (5) Business Days after such final determination. Notwithstanding anything to the contrary in this Section 5.5(b), Buyer shall be entitled to file, or cause to be filed, the applicable Tax Return without having incorporated any changes based on any such dispute to the extent necessary to avoid a late filing of such Tax Return. In the event that the independent accounting firm’s resolution of any dispute necessitates that a Tax Return filed in accordance with the preceding sentence be amended, Buyer shall cause an amended Tax Return to be filed that reflects such resolution.

(c)    With respect to Straddle Periods, all items of income, gain, loss, deduction or credit and any related Taxes attributable to the taxable period of each Company Group Member in which the Closing occurs shall be allocated between the Pre-Closing Tax Period and the portion of the Straddle Period beginning on the day after the Closing Date based on (i) in the case of any such items calculated or imposed on a periodic basis, the amount of such item for the entire relevant Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period, and (ii) in the case of all other items, the amount of any such item determined as if the relevant Straddle Period ended as of the close of business on the Closing Date.

(d)    Buyer shall pay to Seller any refunds (including any refunds effectively received through a credit, offset or other mechanism) of Taxes of any Company Group Member, net of any out-of-pocket expenses incurred in relation to such refund, that are received by any Company Group Member after the Closing and to the extent such Company Group Member is a Subsidiary or an Affiliate of Buyer, that relate to Pre-Closing Tax Periods and that were not taken into account in the determination of Net Working Capital or Indebtedness. Buyer shall use commercially reasonable efforts to pursue any claims for refund of the Company Group pending as of the Closing Date. Buyer agrees to always apply for refunds to be sent to the Company rather than electing to apply such amounts as a credit against future Taxes. Buyer shall make payment of any such refund described in this Section 5.5(d) to Seller within five (5) Business Days of receipt of such refund.

(e)    Mueller Canada shall pay to Canadian Buyer any Sales Taxes refund it receives after the Closing and that was taken into account as a Transferred Asset in the determination of the Net Working Capital. Any Sales Taxes payable by Mueller Canada to a Tax Authority after the Closing that was taken into account in the determination of the Net Working Capital and included in the Assumed Liabilities (if any) shall be paid by Canadian Buyer to Mueller Canada ten Business Days prior to the day on which Muller Canada is required by the applicable Laws to remit such amount and Mueller Canada shall timely remit such amount to the appropriate Tax authorities. Canadian Buyer shall not be liable for any penalties or interest resulting from a failure by Mueller Canada to remit such amount as required under the applicable Laws provided that Canadian Buyer has fulfilled its obligations in the prior sentence.

(f)    Neither Buyer nor any of its Affiliates shall amend, refile, revoke or otherwise modify any Tax Return or Tax election of any Company Group Member with respect to a Pre-Closing Tax Period without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed).

(g)    For the portion of the Closing Date after the time of Closing, other than transactions expressly contemplated hereby, Buyer shall cause each Company Group Member to carry on its respective business only in the Ordinary Course.

(h)    All transfer, documentary, sales, use, stamp, registration, goods and services, harmonized sales, value added and other such Taxes and fees (including any penalties and interest) (“Transfer Taxes”) incurred in connection with this Agreement shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller when due (other than Transfer Taxes that are recoverable by Canadian Buyer or an Affiliate by way of input tax credit or refunds, which shall be borne one hundred percent (100%) by Canadian Buyer), and Buyer shall, with the expense to be shared fifty percent (50%) by Buyer and fifty percent (50%) by Seller, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, Seller shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(i)    On Closing, Canadian Buyer and Mueller Canada shall execute jointly an election under section 167 of the Excise Tax Act (Canada) and section 75 of an Act respecting the Quebec sales tax to relieve the sale of the Transferred Assets being transferred by Mueller Canada from goods and services tax, harmonized sales tax and Quebec sales tax. Canadian Buyer shall file such elections no later than the filing date for its goods and services tax, harmonized sales tax and Quebec sales tax returns for the reporting period in which the sale of the Transferred Assets being transferred by Mueller Canada takes place. Notwithstanding anything to the contrary in this Agreement, Canadian Buyer shall indemnify Mueller Canada in respect of any goods and services tax, harmonized sales tax and Quebec sales tax, penalties, interest and other amounts which may be assessed against Mueller Canada as a result of the transactions under this Agreement not being eligible for such elections or as a result of Canadian Buyer’s failure to file the elections within the prescribed time.

(j)    On Closing or when required by applicable Law, Canadian Buyer may provide any purchase exemption certificates or equivalent documents to Seller to exempt the sale of the Transferred Assets being transferred by Mueller Canada from provincial sales taxes, on the basis that such Transferred Assets are purchased for resale or any other applicable exemption.

(k)    If any payment made by Seller or Canadian Buyer as the result of a breach, modification or termination of this Agreement, or of any other agreement delivered pursuant to this Agreement, is deemed by the Excise Tax Act (Canada) to include goods and services tax or harmonized sales tax, or is deemed by any applicable provincial or territorial legislation to include a similar value added or multi-staged tax, the amount of such payment shall be increased accordingly.

(l)    Except as otherwise provided in this Agreement, Buyer agrees that it shall, and it shall cause the Canadian Buyer and each applicable Company Group Member to, (i) preserve and keep the records (including all Tax and accounting records) of such Company Group Member for a period of seven (7) years from the Closing, or for any longer periods as may be required by any Governmental Entity or ongoing litigation, and (ii) make such records available to Seller as may be reasonably requested by Seller. If Buyer, Canadian Buyer or any Company Group Member wishes to destroy any such records after the time specified above, Buyer shall first give sixty (60) days’ prior written notice to Seller and Seller shall have the right, at its option and expense, upon prior written notice given to Buyer within such sixty (60)-day period, to take possession of the records within ninety (90) days after the date of Seller’s notice to Buyer.

(m)    Canadian Buyer shall jointly elect with Mueller Canada in the prescribed form under section 22 of the Income Tax Act (Canada) and the corresponding provisions of any applicable provincial or territorial statute as to the sale of accounts receivable by Mueller Canada to Canadian Buyer hereunder and designate in such election an amount equal to the portion of the Tax Purchase Price allocated to such accounts receivable pursuant to Section 1.7. Such elections shall be made within the time prescribed therefor under applicable Law.

(n)    Canadian Buyer shall jointly with Mueller Canada execute and file an election under subsection 20(24) of the Income Tax Act (Canada) in the manner required by subsection 20(25) of the Income Tax Act (Canada) and under the equivalent or corresponding provisions of any other applicable provincial or territorial statute, in the prescribed forms and within the time period permitted under the Income Tax Act (Canada) and under any other applicable provincial or territorial statute, as to such amount paid by Mueller Canada to Canadian Buyer for assuming future obligations. In this regard, Buyer and Seller acknowledge that a portion of the Transferred Assets being sold by Mueller Canada hereunder and having a value equal to the elected amount under any such elections is being transferred by Mueller Canada as a payment for the assumption of such future obligations by Canadian Buyer.

(o)    Buyer and Canadian Buyer shall duly and timely make and file any elections (including any amended elections) under Section 56.4 of the Income Tax Act (Canada), or under analogous principles of any income tax legislation, that Seller may reasonably request, in such form as Seller may request in respect of the restrictive covenants contained in this Agreement.

(p)    Except as set forth in Section 5.5(h), Seller and MWP shall indemnify Buyer, Canadian Buyer and the Company Group Members and their respective Affiliates from and against any Losses attributable to: (i) any Taxes of the Company Group Members or relating to the ownership of the Transferred Assets by Seller or its Affiliates for any Pre-Closing Tax Period; (ii) any Taxes of any Person (other than a Company Group Member) for which a Company Group Member is liable under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. Tax Law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group in any Pre-Closing Tax Period; or (iii) any Taxes of any Person (other than a Company Group Member) for which any Company Group Member is liable as a result of being a successor or transferee of such Person prior to the Closing Date or as a result of any express or implied obligation existing on or prior to the Closing Date to indemnify any such Person by contract. Notwithstanding anything to the contrary in this Agreement (including this Section 5.5(p) or ARTICLE VII), Seller shall have no liability under this Agreement with respect to (and Buyer shall pay or cause to be paid) (w) any Taxes that were taken into account in the calculation of Net Working Capital or Indebtedness, (x) except to the extent required by Law or attributable to a breach of the representations in Section 2.13, Taxes incurred by any Company Group Member as a result of actions outside the ordinary course taken after Closing (including the incurrence of Indebtedness by the Company or Buyer or their respective Affiliates in connection with the transactions contemplated by this Agreement), or (y) any breach by Buyer of any provision in this Section 5.5 but only to the extent such breach caused such Loss.

Section 5.6.    Directors’ and Officers’ Indemnification.

(a)    Buyer agrees that (i) the governing documents of each Company Group Member as in effect immediately after the Closing shall contain provisions with respect to indemnification, exculpation from liability and advancement of expenses that are at least as favorable to the beneficiaries of such provisions as the corresponding provisions that are set forth in the governing documents of such Company Group Member on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years following the Closing in any manner that would adversely affect the rights thereunder of any Person who, at or prior to the Closing, was a director or officer of any Company Group Member, with respect to matters occurring at or prior to the Closing, in each case unless such modification is required by Law, and (ii) all rights to indemnification as provided in any indemnification agreements with any current or former directors, officers, managers, employees and agents of any Company Group Member (collectively, the “Indemnified D&O Parties”), as in effect immediately prior to the signing and set forth on Schedule 5.6 with respect to matters occurring at or prior to the Closing, shall survive the Closing in accordance with its terms but in any event for no more than six (6) years.

(b)    In the event that Buyer, the Company or any of their respective Subsidiaries, successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any other Person, Buyer shall ensure that proper provisions shall be made so that the successors and assigns of Buyer, the Company or their respective Subsidiaries, successors or assigns, as applicable, assume the obligations set forth in this Section 5.6.

(c)    This Section 5.6 shall survive the Closing and shall continue for the periods specified herein and is intended to benefit any Person or entity (and their respective heirs, successors and assigns) referenced in this Section 5.6 or indemnified hereunder, each of whom may enforce the provisions of this Section 5.6 (whether or not parties to this Agreement).

Section 5.7.    Employees; Employee Benefits.

(a)    On the first Business Day after the Closing Date, Buyer shall, or shall cause the Company or Canadian Buyer, to make an offer of employment to the individuals specified on Schedule 5.7(a)(i) by means of the delivery method set forth thereon or, where required by applicable Law, continue the employment, effective as of the Closing Date to each Current Business Employee who is located in Canada and listed on Schedule 5.7(a)(ii) (collectively, the “Canadian Business Employees”), in a similar job or position, with similar hours of work and in the same location as in effect immediately prior to the Closing Date and, other than Canadian Business Employees who are covered by a Collective Bargaining Agreement, (i) at a salary or wage level and target bonus opportunity amount that is substantially similar in the aggregate to the salary or wage level and target bonus opportunity amount to which such Canadian Business Employees were entitled immediately prior to the Closing Date, (ii) with benefits, perquisites and other terms and conditions of employment that are substantially similar in the aggregate to the benefits, perquisites and other terms and conditions offered to Canadian Buyer’s similarly situated employees (including any benefits pursuant to defined contribution retirement and savings plans, medical and dental and pharmaceutical plans and programs, but excluding any benefits provided under any defined benefit pension plans, post-retirement health and welfare plans and equity or equity-based plans and arrangements) and (iii) with full recognition of their accrued years of service for all employment purposes, including for any required notice of termination, termination or severance pay (contractual, statutory, common law or otherwise), but not for the purposes of benefits accrual. Seller shall (where permitted by applicable Law) cause the employment of each Canadian Business Employee listed on Schedule 5.7(a) who does not accept such offer of employment or whose employment does not continue with Buyer or an Affiliate of Buyer as of the Closing Date by effect of applicable Law to be terminated effective as of Closing. Those Canadian Business Employees listed on Schedule 5.7(a) (i) who accept such offers of employment and who commence employment with Buyer or Canadian Buyer effective as of the Closing Date; (ii) who are covered by a Collective Bargaining Agreement; or (iii) who are in the Province of Quebec and whose employment continues by operation of applicable Law, in each case, shall be referred to herein as “Transferred Business Employees”. Buyer acknowledges that the Canadian Business Employees listed on Schedule 5.7(a) are currently employed by Mueller Canada.

(b)    Notwithstanding anything in this Agreement to the contrary, Buyer shall be responsible for all liabilities (i) directly arising from the termination of employment of any Transferred Business Employee subsequent to the Closing Date and (ii) relating to any Canadian Business Employee who is required to receive an offer of employment from Buyer or Canadian Buyer on terms in accordance with Section 5.7(a) but who does not receive such offer of employment and which arise directly out of, as a result of, in connection with or pursuant to the termination of any such Canadian Business Employee resulting from such failure by Buyer or Canadian Buyer. Seller and MWP shall retain and be responsible for all liabilities relating to each Canadian Business Employee who receives but does not accept an offer of employment from Buyer or Canadian Buyer that is made on terms in accordance with Section 5.7(a), including all liabilities for wages, vacation pay, bonus, termination pay and severance pay, whether arising from statute, contract or at common law.

(c)    Notwithstanding anything in this Agreement to the contrary, after the Closing, the terms and conditions of employment for any Transferred Business Employee whose employment is subject to a Collective Bargaining Agreement (i) to which a Company Group Member or Mueller Canada is party or (ii) which transfers by operation of applicable Law to Buyer or one of its Affiliates, shall be governed by such Collective Bargaining Agreement (with any modifications permitted under applicable Law or such agreement to account for terms and conditions of employment, including provision of benefits, being provided by Buyer, Canadian Buyer or one of their Affiliates) until its expiration, modification or termination in accordance with its terms and applicable Law.

(d)    Buyer hereby agrees that, after the Closing, the Company Group shall (i) honor, pay, and satisfy any and all obligations to, or in respect of, each Continued Employee arising under the terms of any employment, retention, severance or similar agreement that is set forth on Schedule 5.7(d), in accordance with the terms thereof in effect on the Closing Date;

provided that Seller shall remain solely (economically) responsible for any and all Company Transaction Expenses; and (ii) assume, honor and be solely responsible for paying or providing when due all vacation, sick pay and other paid time off for Continued Employees accrued but unused as of the Closing Date to the extent reflected as a current liability on the Final Net Working Capital Schedule. Notwithstanding the foregoing, nothing in this Section 5.7(d) shall alter, limit or impair the right of any Buyer Indemnified Party to indemnification for a breach of any of the terms or conditions of this Agreement in accordance with ARTICLE VII.

(e)    From and after the Closing, except as expressly provided in the Transition Services Agreement, none of Buyer, Canadian Buyer or any Company Group Member shall have any liability with respect to, and Seller and MWP shall fully indemnify the Buyer Indemnified Parties for any liability incurred by any of them under or with respect to, any Employee Benefit Plan that is not also a Company Benefit Plan. Upon and after the Closing, none of Buyer, Canadian Buyer or any Company Group Member shall make any payments in connection with, or have any liability whatsoever with respect to, any stock-based compensation award granted on or before the Closing to, or held at any time at or before the Closing by, any current or former employee, director, officer, or consultant of any Company Group Member or any other current or former employee, officer, director or independent contractor of Seller or any of its Affiliates who is or has been employed in the Business (including any Transferred Business Employee).

(f)    For all workers’ compensation claims of all employees of the Company Group (other than the Canadian Business Employees) for losses that occurred before the Closing Date (the “Pre-Closing Workers’ Compensation Claims”), Seller shall administer or cause to be administered each such Pre-Closing Workers’ Compensation Claim (including through the use of third-party service providers) in the Ordinary Course, and including by maintaining any necessary letters of credit, surety bonds and guarantees. Such letters of credit, surety bonds and guarantees that are in place as of the date hereof are listed on Schedule 5.7(f). Upon receipt of written notice from Seller, Buyer shall promptly reimburse Seller for (i) the reasonable out-of-pocket expenses of its or any of its Affiliates’ outstanding letters of credit, surety and performance bonds, guarantees and other financial support arrangements relating to the Company Group with respect to the Pre-Closing Workers’ Compensation Claims and (ii) the cost (which shall include reasonable third-party processing costs consistent with Seller’s past practices) of such Pre-Closing Workers’ Compensation Claims. Seller shall invoice Buyer for the amount of the Pre-Closing Workers’ Compensation Claims paid by Seller promptly after payment and the other amounts to be reimbursed by Buyer pursuant to clause (i) in the immediately preceding sentence promptly after payment by Seller, and Buyer shall reimburse Seller for such payments within thirty (30) days after receipt of each invoice.

(g)    Seller shall be responsible for the amount of the fiscal year 2016 bonuses payable to Current Business Employees (plus the employer portion of all employment, unemployment, payroll and similar Taxes payable thereon); provided that Buyer will facilitate the payment of such bonuses, if necessary. Buyer, Canadian Buyer or the Company shall be responsible for the amount of the bonuses payable to Continued Employees for any period following September 30, 2016, including the portion of such bonuses attributable to pre-Closing periods (plus the employer portion of all employment, unemployment, payroll and similar Taxes payable thereon). Such bonuses shall not be included in the calculation of Net Working Capital or Indebtedness.

(h)    With respect to any Continued Employee who made contributions to the Mueller Water Products, Inc. 2006 Employee Stock Purchase Plan (“ESPP”) for the purchase period in which the Closing occurs (the “Purchase Period” and each such Continued Employee, a “Company ESPP Participant”), (i) Buyer shall refund to each Company ESPP Participant the amount of contributions contributed by each such Company ESPP Participant during the Purchase Period and (ii) Seller shall reimburse Buyer for the amount of contributions refunded by Buyer to such Company ESPP Participant within fifteen (15) days following the date that Buyer provides payroll records evidencing the amount of contributions refunded to such Company ESPP Participant. Such contributions shall not be included in the calculation of Net Working Capital or Indebtedness.

(i)    From and after the Closing, none of the Buyer, Canadian Buyer or any Company Group Member shall have any liability with respect to (i) the Mueller Group, LLC Pension Plan for Selected Employees, as amended from time to time, the assets of which shall be retained by MWP and its Affiliates (excluding the Company Group); or (ii) the Pension Plan for Employees of Mueller Canada, Ltd. and its Canadian Affiliates, as amended from time to time, the assets of which shall be dealt with in accordance with Section 5.7(k).

(j)    Following the establishment of a 401(k) plan by the Buyer or one of its Affiliates covering the Company Group Members (the “Buyer 401(k) Plan”), Buyer and Seller agree to engage in a trustee-to-trustee transfer under Section 414(l) of the Code with respect to the account balances (including, without limitation, promissory notes) under the Mueller Group, LLC Retirement Savings Plan No. 1 and the Mueller Group, LLC Retirement Savings Plan No. 2 (collectively, the “Mueller Group Retirement Plans”), as applicable, relating to Continued Employees promptly after the establishment of the Buyer 401(k) Plan. Seller has adopted or, if not yet adopted, will adopt promptly following the Closing, amendments to each of the Mueller Group Retirement Plans to expressly permit Continued Employees who have one or more outstanding loans under one or both of the Mueller Group Retirement Plans on the Closing Date to make non-payroll loan payments thereunder so their loans under the Mueller Group Retirement Plans do not default as the result of the fact that they will not be employed by a participating employer in the Mueller Group Retirement Plans following the Closing.

(k)    (i) No Transferred Business Employee shall accrue any benefit under the Pension Plan for Employees of Mueller Canada, Ltd. and its Canadian Affiliates (the “Seller Canadian DC Plan”) after the Closing Date.

(ii)    As soon as practicable following the Closing, Canadian Buyer shall, or shall cause one of its Affiliates to, make available or establish a defined contribution pension plan and related funding arrangement which shall be a registered pension plan under Canadian Pension Law (a “Buyer Canadian DC Plan”) to accept the transfer of the assets from the defined contribution accounts in the Seller Canadian DC Plan attributable to each Transferred Business Employee (the “DC Assets”) who participated in the Seller Canadian DC Plan and who has such an account as of the Closing (the “Canadian DC Pension Transfer Employees”).

(iii)    As soon as practicable following the Closing, but no later than nine (9) months following the Closing (in accordance with the requirements of Canadian Pension Law), the Seller (or an Affiliate) shall prepare and file with the Governmental Entity any documents required to be filed under Canadian Pension Law or by the Governmental Entity in connection with an asset transfer application applicable to the Canadian DC Pension Transfer Employees (the “Asset Transfer Application”). The Parties shall cooperate and work together in good faith to meet all regulatory timelines related to the Asset Transfer Application, including the provision of member notices to Canadian DC Pension Transfer Employees. The Seller shall be responsible for costs associated with preparing and filing the Asset Transfer Application including, for greater certainty, any required member notices to Canadian DC Pension Transfer Employees, other than the costs associated with the Buyer reviewing and approving the Asset Transfer Application including, for greater certainty, any required notices to Canadian DC Pension Transfer Employees.

(iv)    Subject to Canadian Pension Law, as soon as practicable after the receipt of all necessary approvals from the Governmental Entity, the Seller shall cause the funding agent of the Seller Canadian DC Plan to transfer the DC Assets accumulated as of the date of such transfer to the funding agent of the Buyer Canadian DC Plan. The DC Assets transferred pursuant to this Section 5.7(k) shall be in the form of cash, unless the Parties otherwise agree prior to the time the DC Assets are transferred. Upon completion of the transfer of the DC Assets, Seller, Seller’s Affiliates and the Seller Canadian DC Plan shall have no further responsibility for the transferred DC Assets.

(v)    For any Buyer Canadian DC Plan that is newly created, Buyer shall provide to Seller such commercially reasonably evidence of the existence of such plan and its registration with the applicable Governmental Entities. Buyer and Sellers shall cooperate in good faith in the timely filing of any documents required to be filed by the Governmental Entity or under Canadian Pension Law with respect to the Asset Transfer Application and the transfer of DC Assets described in this Section 5.7(k). In addition, Buyer and Sellers shall cooperate in (A) making all other filings required or appropriate under Canadian Pension Law, (B) implementing all communications with participants required or appropriate under Canadian Pension Law, (C) transferring required or appropriate records and (D) taking all such other actions as may be necessary and appropriate to implement the provisions of this Section 5.7(k) in a timely manner.

(l)    Seller (or an Affiliate, as applicable, but excluding any Company Group Member) shall be solely responsible and liable for all claims incurred on or prior to the Closing by any current or former employee of a Company Group Member (and their dependents and beneficiaries) under the Mueller Water Products, Inc. Medical Plan Benefit Program (medical, dental and pharmacy), the Canadian health and dental welfare plans, and the Short-Term Disability Plan. For purposes of the foregoing, a medical, dental or pharmacy claim shall be deemed incurred on the date services are rendered or a prescription is filled, and a short-term disability claim shall be deemed incurred on the date of the first incidence of disability, illness, injury, or disease that first qualifies an individual for short term disability benefits, as the case may be. Seller and its Affiliates (excluding all Company Group Members) shall be solely responsible and liable for providing all coverage required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) to all current and former employees of any Company Group Member (and their dependents and beneficiaries) with respect to any “qualifying event” (as defined in Treasury Regulation Section 54.4980B-4) that occurred prior to the Closing.

(m)    Each Party hereto agrees to provide, to the extent permitted by applicable law, such information and data as the other Party may reasonably request from time to time for such Party to comply with the provisions of this Section 5.7 (including the information that such Party reasonably deems necessary for the administration of any of its employee benefit plans).

(n)    Neither Buyer nor Canadian Buyer shall assume any of the Employee Benefit Plans that provided benefits to Canadian Business Employees immediately prior to the Closing Date or liability for accrued benefits or any other liability under or in respect of any of such Employee Benefit Plans. Except as otherwise provided in the Transition Services Agreement, the Transferred Business Employees shall cease to participate in any Employee Benefit Plans as of the Closing Date. For greater certainty, Seller shall be responsible for all liabilities for claims for injury, disability or death under any Employee Benefit Plan relating to any Transferred Business Employees incurred prior to the Closing. For such purposes, the date on which a claim is incurred will be: (i) in the case of a death claim, the date of death; (ii) in the case of a short term disability claim, long term disability claim or a life insurance premium waiver claim, the date of the first incidence of disability, illness, injury or disease that first qualifies an individual for benefits or to commence a qualifying period for benefits; (iii) in the case of extended health care benefits, including dental and medical treatments, the date of treatment or the date of purchase of eligible medical or dental supplies; and (iv) in the case of a claim for drug or vision benefits, the date the prescription was filled.

(o)    Without limiting the generality of Section 8.5, the provisions of this Section 5.7 are solely for the benefit of the Parties to this Agreement and no current or former employee, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Section 5.7, and nothing herein shall be construed as (i) the adoption of or an amendment to any Employee Benefit Plan or other employee benefit plan for any purpose or (ii) limiting in any manner the right of Buyer or any of its Affiliates to terminate or amend any employee benefit plan at any time and for any reason.

(p)    On or before the Closing, Seller, each Company Group Member and their respective Affiliates shall have removed each Company Group Member from participation in the Employee Benefit Plans that are not Company Benefit Plans effective as of the Closing (or such later date as provided in the Transition Services Agreement) and Seller shall deliver resolutions or other evidence reasonably acceptable to the Buyer to establish the same (the “Benefit Plan Removal Evidence”). MWP and Seller hereby release and waive, and agree to cause their respective Affiliates (other than any Company Group Member) to release and waive, the right to enforce any covenants regarding non-competition and non-solicitation of customers for Seller’s or its Affiliates’ benefit that would prohibit, limit or restrict any Current Business Employee from becoming employed by, or any independent contractor currently engaged by the Business from being engaged by (or from otherwise performing, in each case, any of their duties for), Buyer, Canadian Buyer, any Company Group Member or any of their respective Affiliates on or after the Closing. MWP and Seller acknowledge and agree that they shall not require any Current Business Employee to take any action to cause any Intellectual Property developed or invented by such Current Business Employee to vest in Seller or its Affiliates. In addition, MWP and Seller acknowledge and agree that (i) any restriction in an agreement between any Current Business Employee and Seller or any of its Affiliates (other than a Company Group member) relating to the use or disclosure of confidential, proprietary or trade secret information shall apply only to the confidential, proprietary or trade secret information of Seller or any of its Affiliates (other than a Company Group Member or with respect to the Business) and (ii) any covenant relating to the solicitation of employees and independent contractors in an agreement between any Current Business Employee and Seller of any of its Affiliates (other than a Company Group Member) shall not apply to current and former employees and independent contractors of any Company Group Member (excluding any former employee or independent contractor of the Company and its subsidiaries who is providing services to MWP or its Affiliates other than a Company Group Member).

(q)    Prior to the Closing, Seller will transfer the employment of the employee listed on Schedule 5.7(q) to the Company.

(r)    From and after the Closing, none of the Buyer, Canadian Buyer or any Company Group Member shall have any liability with respect to any Seller’s Canadian employee savings plan including, for greater certainty, the Mueller Canada Ltd. Retirement Savings Plan (Group RRSP/DPSP/EPSP/TFSA) as set forth in Schedule 2.16(a) (each, a “Seller’s Canadian Employee Savings Plan”, collectively, the “Seller’s Canadian Employee Savings Plans”). No Transferred Business Employee shall accrue any benefit under any Seller’s Canadian Employee Savings Plan after the Closing. Sellers shall treat Transferred Business Employees as terminated for purposes of the Seller’s Canadian Employee Savings Plans. As soon as practicable following the Closing, Canadian Buyer shall, or shall cause one of its affiliates to, make available or establish an employee saving plan for the Transferred Business Employees which shall be similar to the Seller’s Canadian Employee Savings Plans (the “Buyer’s Canadian Employee Savings Plan”). The Parties shall cooperate to permit Transferred Business Employees who so elect to transfer their funds from the Seller’s Canadian Employee Savings Plan to the Buyer’s Canadian Employee Savings Plan.

Section 5.8.    Intercompany Accounts; Intercompany Arrangements.

(a)    Effective as of the Closing, the Parties agree that the accounts of the Business shall not include any intercompany accounts between Seller and any of its Affiliates (excluding the Company Group), on the one hand, and the Company Group, on the other hand, except as expressly set forth in Schedule 5.8(a). Seller acknowledges and agrees that any such intercompany accounts have been fully discharged prior to the Closing Date. For the avoidance of doubt, intercompany accounts solely between or among the Company and Anvil International Holdings shall not be affected by this Section 5.8(a).

(b)    Effective as of the Closing, other than (i) pursuant to this Agreement, (ii) expressly provided in the Transition Services Agreement or (iii) as otherwise set forth in Schedule 5.8(b), (A) Seller acknowledges and agrees that it has caused any contract or other arrangement with the Company Group, including any guarantees and other financial support arrangements with the Company Group and any contract with the Company Group for any loans to or from, furnishing of services by, license or rental of any assets from or to, or otherwise requiring payments to or from, Seller or any Affiliate of Seller (excluding the Company Group), on the one hand, and the Company Group, on the other hand, in each case, other than (x) this Agreement and the transactions contemplated hereby and (y) any Employee Benefit Plans (the “Affiliate Transactions”), to be terminated, without any party having any continuing obligations thereunder, and (B) except to the extent expressly provided for in the Transition Services Agreement, the Company Group no longer receives any benefits under any Affiliate Transactions. For the avoidance of doubt, Buyer shall bear the responsibility for replacing any such Contract, other arrangement with the Company Group and Employee Benefit Plans that are terminated by Seller effective as of the Closing.

Section 5.9.    Intellectual Property.

(a)    Except as otherwise expressly provided in this Section 5.9(a), no right to use the Excluded Names is being provided to Buyer or any of its Affiliates (including the Company Group) pursuant to this Agreement. As promptly as practicable following the Closing, but in no event later than ninety (90) days after the Closing Date, Buyer shall cause the Company Group to stop using the Excluded Names in any form including by removing, permanently obliterating or covering all Excluded Names that appear on any asset of the Company Group, including all signs, promotional or advertising literature, labels, stationery, business cards, office forms and packaging materials. Without limiting the foregoing, in no event shall the Company Group use or display any Excluded Name in any way (i) other than in the same manner used by such Company Group immediately prior to the Closing Date, (ii) in connection with products or services not conforming to the same standard of quality that existed prior to the Closing Date, or (iii) that could detract from or impair the goodwill associated with such Excluded Names. Notwithstanding any of the foregoing, Buyer shall not be in violation of the immediately preceding sentence by reason of its or any of its Affiliates’ (including the Company Group’s) use after the Closing of any inventory of the Company Group existing as of the Closing or distribution or re-sale after the Closing of any products of MWP or any of its Affiliates pursuant to any distributor or re-sale arrangement, and Buyer shall not be in violation of this Section 5.9 by reason of (A) the appearance of the Excluded Names in or on any tools, equipment, engineering/manufacturing drawings, manuals, work sheets, operating procedures, other written materials or other assets of the Company Group that are used for internal purposes only in connection with their business; provided that Buyer endeavors to remove such appearances of the Excluded Names in the ordinary course of the operation of the Company Group’s business, (B) the appearance of the Excluded Names in or on any third party’s publications, marketing materials, brochures, instruction sheets, equipment or products that were distributed in the ordinary course of business or pursuant to a contract prior to the Closing Date, and that generally are in the public domain, or any other similar uses by any such third party over which Buyer has no control, or (C) the use by Buyer and its Affiliates of the Excluded Names in a non-trademark manner for purposes of conveying to customers or the general public that control of the Company Group has changed or other fair use purposes.

(b)    Except as otherwise expressly provided in this Section 5.9(b), no right to use the Purchased Names is being provided to Seller or any of its Affiliates (excluding the Company Group) pursuant to this Agreement. As promptly as practicable following the Closing, but in no event later than ninety (90) days after the Closing Date, Seller shall and shall cause its Affiliates to stop using the Purchased Names in any form including by removing, permanently obliterating or covering all Purchased Names that appear on any asset of Seller or any of its Affiliates (excluding the Company Group), including all signs, promotional or advertising literature, labels, stationery, business cards, office forms and packaging materials. Without limiting the foregoing, in no event shall Seller or any of its Affiliates (excluding the Company

Group) use or display any Purchased Name in any way (i) other than in the same manner used by such Company Group immediately prior to the Closing Date, (ii) in connection with products or services not conforming to the same standard of quality that existed prior to the Closing Date, or (iii) that could detract from or impair the goodwill associated with such Purchased Names. Notwithstanding any of the foregoing, Seller shall not be in violation of the immediately preceding sentence by reason of (A) the appearance of the Purchased Names in or on any tools, equipment, engineering/manufacturing drawings, manuals, work sheets, operating procedures, other written materials or other assets of Seller or its Affiliates (excluding the Company Group) that are used for internal purposes only in connection with their business; provided that Seller endeavors to remove such appearances of the Purchased Names in the ordinary course of the operation of Seller’s business, (B) the appearance of the Purchased Names in or on any third party’s publications, marketing materials, brochures, instruction sheets, equipment or products that were distributed in the ordinary course of business or pursuant to a Contract prior to the Closing Date, and that generally are in the public domain, or any other similar uses by any such third party over which Seller and its Affiliates has no control, or (C) the use by Seller and its Affiliates of the Purchased Names in a non-trademark manner for purposes of conveying to customers or the general public that control of the Company Group has changed or other fair use purposes.

Section 5.10.    Company Confidential Information. Seller and MWP acknowledge that they and their respective Subsidiaries have Company Confidential Information. In connection therewith, as of the Closing Date and thereafter, Seller and MWP hereby covenant and agree that Seller, MWP and their respective Subsidiaries shall keep and hold the Company Confidential Information in strict confidence and, except as otherwise provided in this Agreement (including in connection with the enforcement of Seller’s rights hereunder), shall not use for any purpose, nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party, any of the Company Confidential Information without Buyer’s prior written consent; provided, however, that if Seller, MWP or any of their respective Subsidiaries (and/or any of their Representatives) is requested or required to disclose any Company Confidential Information by judicial or administrative process or by other requirements of applicable Law, then Seller, MWP or the applicable Subsidiary shall promptly notify Buyer and shall cooperate with Buyer to obtain a protective order or other appropriate remedy in respect of the Company Confidential Information at issue. In the event such order or remedy cannot be obtained or Buyer waives compliance with the terms of this Section 5.10, then Seller, MWP or their applicable Subsidiary may disclose only that portion of such Company Confidential Information which Seller, MWP or such Subsidiary is advised by its outside counsel is legally required to be disclosed. Notwithstanding anything to the contrary set forth herein, nothing in this Section 5.10 shall limit the right of Seller, MWP or any of their respective Subsidiaries to use or disclose any Company Confidential Information in connection with but only to the extent necessary for Seller, MWP and their respective Subsidiaries to comply with any lawful requirement of a Governmental Entity or with any applicable Law, including any applicable securities Laws or securities exchange or listing regulations or requirements, or prepare their financial statements or prepare and file their Tax Returns and other Tax filings.

Section 5.11.    Insurance. The Parties acknowledge and agree that effective upon the Closing, all insurance policies carried by or for the benefit of Seller or any of its Affiliates with respect to the Business (the “Mueller Insurance Policies”) may be modified by Seller to exclude coverage of the Business for insurable events or conditions first arising or occurring after the Closing so long as any such modification does not prevent, limit or alter the ability to make claims under such policies with respect to pre-Closing events, conditions or occurrences. Buyer acknowledges and agrees that, as of Closing, it has adequate replacement insurance coverage for the Business, including insurance required by any Contract to be so maintained. Seller shall promptly submit claims on behalf of Buyer under any Mueller Insurance Policies arising out of pre-Closing events, conditions or occurrences, and Buyer and the Company Group shall have the right to receive (and MWP and Seller shall provide to Buyer) the proceeds of any such claim; provided that (i) Buyer will, or will cause the Company Group, to pay all deductibles required to be paid in connection with any such claim and (ii) the Company Group will be responsible for any reasonable out-of-pocket costs or expenses in connection with filing and prosecution of any such claim, which shall be promptly reimbursed by the Company Group after receipt of a written invoice from Seller. Buyer and Seller shall reasonably cooperate in connection with the covenants in this Section 5.11. Buyer acknowledges that Seller shall have no responsibility for obtaining any insurance with respect to the Business relating to or arising out of occurrences subsequent to the Closing. For the avoidance of doubt, Buyer shall have no right to make any claim directly against Seller except as otherwise permitted under this Agreement or against any insurance carrier under any of the Mueller Insurance Policies for any claim, loss, liability, lien, damage or expense applicable to the Business.

Section 5.12.    Release. Effective at the Closing, each of Seller and MWP, on behalf of itself, its respective Subsidiaries and successors and assigns (collectively, the “Releasing Parties”) hereby absolutely, unconditionally and irrevocably releases and discharges, fully, finally and forever, Buyer, Canadian Buyer and the Company Group and their respective Affiliates, agents, representatives, directors, managers, officers and employees (together, the “Released Parties”) from any and all claims, demands, rights, causes of action, proceedings, orders, remedies, obligations, damages and liabilities of whatsoever kind or character arising as a result of any event or condition, or action or inaction of the Released Parties, from the beginning of time until the Closing, whether known or unknown, absolute or contingent, both at Law and in equity, which such Releasing Party ever had, now has, or ever may have, against any Released Party, in each case, relating to or in connection with the Company Group or the Business, including in any Releasing Party’s capacity as a direct or indirect equityholder of any Company Group Member and pursuant to any contract between any Releasing Party and a Released Party (as to each Releasing Party, such Releasing Party’s “Released Claims”) provided, however, that Released Claims shall not include (i) any claims pursuant to this Agreement or any of the Ancillary Agreements and (ii) any claims against any Released Parties arising out of or resulting from fraud by such Released Party. Effective as of the Closing, each of Seller and MWP agrees not to file or permit to be filed, any Litigation against any Released Party with any Governmental Entity or otherwise, based on events occurring on or prior to the Closing Date in relation to any matter released or purported to be released hereunder. Neither Seller nor MWP has assigned, and each hereby covenants not to assign, any Released Claim. Seller and MWP are aware that statutes exist that render null and void or otherwise affect or may affect releases and discharges of any claims, rights, demands, liabilities, actions and causes of action that are unknown to the releasing or discharging party at the time of execution of the release and discharge. Each of Seller and MWP, for itself and its other Releasing Parties, hereby expressly waives, surrenders and agrees to forego any and all protections, rights or benefits to which Seller or MWP, as applicable, otherwise would be entitled by virtue of the existence of any such statute or the common law of any state, province or jurisdiction with the same or similar effect. Further, it is understood and agreed that the facts in respect of which this release is given may turn out to be other than or different from the facts in that respect now known or believed by Seller or MWP to be true; and with such understanding and agreement, each of Seller and MWP expressly accepts and assumes the risk of facts being other than or different from the assumptions and perceptions as of any date prior to and including the Closing Date, and agrees that this release shall be in all respects effective and shall not be subject to termination or rescission by reason of any such difference in facts.

ARTICLE VI

CLOSING

Section 6.1.    Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely concurrently with the execution and delivery hereof. The date of the Closing shall be referred to herein as the “Closing Date”. The Closing will be deemed to have occurred at 12:01 a.m. New York, New York time on the Closing Date in the sequence specified in Section 1.1.

Section 6.2.    Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer (unless delivered previously) the following:

(a)    The Assignment Instruments, duly executed by Seller and the Asset Sellers, as applicable, evidencing the transfer of the Company Interests to Buyer and the Transferred Assets to Canadian Buyer;

(b)    resignations of the members of the boards of directors (or similar governing body) of each Company Group Member;

(c)    the Ontario Substitute Lease, duly executed by Seller;

(d)    The Canadian Owned Real Property Conveyancing Documents;

(e)    the Transition Services Agreement, duly executed by Seller;

(f)    the Payoff Letters;

(g)    the Benefit Plan Removal Evidence;

(h)    Correct and complete copies of consents, authorizations, assignments, approvals or releases listed on Schedule 6.2(h) in connection with the execution and delivery of this Agreement and the consummation of the Closing hereunder, in each case in substance and form reasonably satisfactory to Buyer;

(i)    (i) a purchase certificate issued by the Ontario Workplace Safety and Insurance Board in respect of any applicable Ontario Workplace Safety and Insurance Board account that may exist for any of the Company Group Members and, to the extent in connection with the Business and/or the Transferred Assets, any of the Asset Sellers, and (ii) a purchase certificate or similar documentation from the workers’ compensation boards in the other Canadian jurisdictions in which there is any applicable workers’ compensation account relating to any of the Company Group Members and, to the extent in connection with the Business and/or the Transferred Assets, any of the Asset Sellers;

(j)    the Echologics Sublease, duly executed by Echologics;

(k)    an affidavit, dated as of the Closing Date, stating under penalties of perjury that Seller is not a foreign person conforming with the requirements of Section 1.1445 2(b)(2); and

(l)    the elections referred to in Section 5.5(i), if applicable.

Section 6.3.    Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Seller (unless delivered previously) the following:

(a)    an amount equal to the Purchase Price;

(b)    the Ontario Substitute Lease, duly executed by the Company;

(c)    the Transition Services Agreement, duly executed by the Company;

(d)    the Echologics Sublease, duly executed by the Company;

(e)    the elections referred to in Section 5.5(i), if applicable; and

(f)    the purchase exemption certificate referred to in Section 5.5(j), if applicable.

ARTICLE VII

INDEMNIFICATION

Section 7.1.    General Indemnification Obligations of Seller. Subject to the provisions of this ARTICLE VII, and except with respect to the Pre-Carve Out Matters (which are exclusively the subject of Section 7.2) and the Pre-Closing Environmental Liabilities (which are exclusively the subject of Section 7.3) and except with respect to any Losses covered by Section 5.5(p), from and after the Closing, Seller and MWP shall indemnify each of the Buyer Indemnified Parties from and against any and all Losses to the extent arising out of or related to:

(a)    any breach of any representation or warranty made by the Company or Seller in ARTICLE II or ARTICLE III;

(b)    any breach of any covenant, agreement or undertaking made in this Agreement by Seller;

(c)    any Company Transaction Expenses but only to the extent not taken into account in calculating the Purchase Price (including the Purchase Price Adjustment);

(d)    any Indebtedness of the Company Group but only to the extent not taken into account in calculating the Purchase Price (including the Purchase Price Adjustment);

(e)    the Excluded Liabilities; and

(f)    the failure of Mueller Canada to comply with any bulk sales Laws, the Bulk Sales Act (Ontario) and/or the requirements under section 187 of the Provincial Sales Tax Act (British Columbia) (or any other similar provincial legislation) in respect of the Transferred Assets.

The Losses of the Buyer Indemnified Parties described in this Section 7.1 as to which the Buyer Indemnified Parties are entitled to indemnification are collectively referred to as “Buyer Losses”.

Section 7.2.    Indemnification Obligations of Seller for Pre-Carve Out Matters. Subject to the provisions of Section 7.6, Section 7.7(e) and Section 7.7(h):

(a)    From and after the Closing, Seller and MWP shall indemnify each of the Buyer Indemnified Parties from and against any and all Losses arising out of the Pre-Carve Out Matters. The Losses of the Buyer Indemnified Parties described in this Section 7.2 as to which the Buyer Indemnified Parties are entitled to indemnification are collectively referred to as “Pre-Carve Out Losses”.

(b)    The Buyer Indemnified Parties agree to give prompt written notice to Seller of the assertion of any claim, or the commencement of any suit, action or proceeding (a “Pre-Carve Out Claim”) with respect to which indemnity may be sought under this Section 7.2 and will provide Seller such information with respect thereto that Seller may reasonably request. The failure to so notify Seller shall not relieve Seller or MWP of their obligations under this Section 7.2, except to the extent such failure shall have adversely prejudiced Seller or MWP, as applicable.

(c)    Seller (and/or the Indemnifying Party, as defined in the 1999 Agreement) shall assume the defense of all Pre-Carve Out Claims, including the employment of counsel reasonably satisfactory to Buyer (and Buyer hereby acknowledges that King & Spalding LLP and/or Morgan, Lewis & Bockius LLP shall be satisfactory to Buyer) and the payment of the fees and disbursements of such counsel. The Buyer Indemnified Parties shall have the right to receive copies of all pleadings, notices and communications with respect to all Pre-Carve Out Claims to the extent that receipt of such documents does not affect any privilege relating to such Pre-Carve Out Claims and shall be entitled, at the expense of the Buyer Indemnified Parties, to observe, but not to participate in, determine or conduct, any defense of any Pre-Carve Out Claim or settlement negotiations with respect to any Pre-Carve Out Claim. Seller shall have the right to settle or compromise any Pre-Carve Out Claim in its sole discretion; provided that Seller shall obtain the prior written consent of the Buyer Indemnified Parties (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of any such Pre-Carve Out Claim if such settlement does not release the Buyer Indemnified Parties from all liabilities and obligations with respect to such Pre-Carve Out Claim or the settlement imposes injunctive or other equitable relief on the Buyer Indemnified Parties.

(d)    The Buyer Indemnified Parties shall be entitled to recover Pre-Carve Out Losses from Seller or MWP, as applicable, pursuant to this Section 7.2 from the first dollar of such Pre-Carve Out Losses.

(e)    Buyer acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims and Losses relating to any Pre-Carve Out Matters shall be pursuant to the indemnification provisions set forth in this Section 7.2. In furtherance of the foregoing, Buyer hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against Seller, its Affiliates and their respective officers, directors, employees, stockholders, agents and Representatives arising under, based upon or in connection with any Pre-Carve Out Matters, except pursuant to the indemnification provisions in this Section 7.2.

Section 7.3.    Indemnification Obligations of Seller for Pre-Closing Environmental Liabilities. Subject to the provisions of Section 7.6, Section 7.7(c), Section 7.7(d), Section 7.7(e), Section 7.7(h), Section 7.7(i) and Section 7.8:

(a)    From and after the Closing, Seller and MWP shall indemnify, defend and hold harmless each of the Buyer Indemnified Parties from and against any and all Losses (including costs and expenses of Remedial Action, costs and expenses of pollution control or monitoring equipment necessary to bring the Business into compliance with Environmental Law, fines and penalties) arising out of or related to the Pre-Closing Environmental Liabilities.

(b)    The Buyer Indemnified Parties agree to give prompt written notice to Seller of the assertion of any claim, or the commencement of any Third Party Claim with respect to which indemnity may be sought under this Section 7.3 and will provide Seller such information within the possession of the Buyer Indemnified Parties with respect thereto that Seller may reasonably request. The failure to so notify Seller shall relieve Seller or MWP from liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify Seller results in (i) the forfeiture by Seller or MWP, as applicable, of rights and defenses otherwise available to it with respect to such claim or (ii) material prejudice to Seller or MWP, as applicable, with respect to such claim.

(c)    The Buyer Indemnified Parties shall be entitled to recover Pre-Closing Environmental Liabilities from Seller or MWP, as applicable, pursuant to this Section 7.3 from the first dollar of such Pre-Closing Environmental Liabilities.

(d)    Without restricting Section 7.1, Buyer acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims and Losses relating to any Pre-Closing Environmental Liabilities shall be pursuant to the indemnification provisions set forth in this Section 7.3. In furtherance of the foregoing, but without restricting Section 7.1, Buyer hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against Seller, its Affiliates and their respective officers, directors, employees, stockholders, agents and Representatives arising under, based upon or in connection with any Pre-Closing Environmental Liabilities, except pursuant to the indemnification provisions in this Section 7.3.

Section 7.4.    Indemnification Obligations of Buyer. Subject to the provisions of this Article VII, from and after the Closing, Buyer shall indemnify each of the Seller Indemnified Parties from, against and in respect of any and all Losses to the extent arising out of or related to:

(a)    any breach of any representation or warranty made by Buyer or Canadian Buyer in Article IV;

(b)    any breach of any covenant, agreement or undertaking made in this Agreement by (i) Buyer, (ii) Canadian Buyer or (iii) any Company Group Member that is required to be performed following the Closing; and

(c)    the Assumed Liabilities.

The Losses of the Seller Indemnified Parties described in this Section 7.4 as to which the Seller Indemnified Parties are entitled to indemnification are collectively referred to as “Seller Losses”.

Section 7.5.    Indemnification Procedure (Other Than Pre-Carve Out Matters and Pre-Closing Environmental Liabilities).

(a)    Promptly after receipt by an Indemnified Party of a notice (except with respect to the Pre-Carve Out Matters (the indemnification procedures for which are the subject of Section 7.2) and the Pre-Closing Environmental Liabilities (the indemnification procedures for which are the subject of Section 7.3 and Section 7.8) of an assertion of any claim, or the commencement of any suit, action or proceeding asserted by a third party (a “Third Party Claim”) with respect to which such Indemnified Party may be entitled to indemnification hereunder, such Indemnified Party shall provide prompt written notice to Buyer or Seller and/or MWP, whichever is the appropriate indemnifying Party hereunder (the “Indemnifying Party”); provided that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the Indemnifying Party results in (i) the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim or (ii) material prejudice to the Indemnifying Party with respect to such claim. Except as otherwise set forth herein, the Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within thirty (30) days thereafter, to assume the defense of such Third Party Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party (and Buyer hereby acknowledges that King & Spalding LLP shall be satisfactory to the Indemnified Party if any Buyer Indemnified Party is an Indemnified Party) and the payment of the fees and disbursements of such counsel, provided that the Indemnifying Party shall not have a right to assume the defense of a Third Party Claim if (A) a material component of such Third Party Claim includes any injunctive or equitable relief, (B) the amount of Losses in respect of such Third Party Claim (and all other pending claims) would be reasonably expected to exceed the applicable liability limits set forth in Section 7.7, (C) such Third Party Claim relates to or arises in connection with any criminal proceeding or involves claims by any Governmental Entity or (D) such claim involves any customer, supplier or distributor of the Business. In any Third Party Claim with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such matter and to retain its own counsel at such Party’s own expense; provided, however, that if there is a conflict of interest between the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim, such Party may retain its counsel at the expense of the other party; and provided, further, that with respect to Third Party Claims regarding Taxes, including Third Party Claims regarding Taxes of Seller related to the Business or the Transferred Assets, the Indemnifying Party shall: (a) timely keep the Indemnified Party reasonably informed regarding the status and progress of such Third Party Claim, (b) promptly provide to the Indemnified Party drafts of all material correspondence relating to such Third Party Claim and consider in good faith any comments of the Indemnified Party on such correspondence, (c) promptly provide notice to the Indemnified Party of any material scheduled meetings (including meetings by teleconference) with any Governmental Entity or other relevant third party relating to such Third Party Claim and use commercially reasonable efforts to allow the Indemnified Party to participate in such meetings and (d) not settle (or agree to settle) any such Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of any matter the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such matter. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any Third Party Claim or consent to the entry of any judgment with respect to a Third Party Claim unless such Third Party Claim is not regarding Taxes and such settlement, compromise or consent (x) includes an unconditional release of the Indemnified Party and its officers, directors, managers, employees and Affiliates from all liability arising out of such claim, (y) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of or violation of Law by the Indemnified Party and (z) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates and the sole relief provided in such settlement is monetary damages that are paid in full by the Indemnifying Party.

(b)    If the Indemnifying Party does not assume control of the Third Party Claim, the Indemnified Party may not settle or compromise such claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed.

(c)    If an Indemnified Party claims a right to payment pursuant to this Agreement not involving a Third Party Claim, then such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party. Such notice shall specify in reasonable detail the basis for such claim. As promptly as possible after the Indemnified Party has given such notice, such Indemnified Party and the appropriate Indemnifying Party shall establish the merits and amount of such claim (by mutual agreement, arbitration, litigation or otherwise) and, within five (5) Business Days of the final determination of the merits and amount of such claim, (i) if the Indemnifying Party is MWP and/or Seller, then MWP and/or Seller shall pay to Buyer an amount equal to such claim as determined hereunder and (ii) if the Indemnifying Party is Buyer, then Buyer shall pay to Seller, an amount equal to such claim as determined hereunder.

Section 7.6.    Claims Period.

(a)    The Claims Period hereunder shall begin on the Closing Date and terminate on the date that is the later of (x) the 10th Business Day after delivery by the independent auditor of their final executed audit report for the financial statements of the Business for the year ending September 30, 2017 but in any event not later than January 15, 2018, and (y) twelve (12) months following the Closing Date; provided that (i) with respect to Buyer Losses arising under any Company Fundamental Representation or Buyer Losses arising under any Seller Fundamental Representation, the Claims Period shall survive until thirty (30) days following the expiration of the applicable statute of limitation, (ii) with respect to Buyer Losses arising under Sections 7.1(b), 7.1(c), 7.1(d), 7.1(e) or 7.1(f), the Claims Period shall survive indefinitely, (iii) with respect to Pre-Carve Out Losses arising under Section 7.2, the Claims Period shall survive indefinitely, (iv) with respect to Pre-Closing Environmental Liabilities arising under Section 7.3, the Claims Period shall survive for fifteen (15) years following the Closing Date, (v) with respect to Seller Losses arising under Section 7.4(a), the Claims Period shall survive for twelve (12) months following the Closing Date; provided that with respect to Seller Losses arising under any Buyer Fundamental Representation, the Claims Period shall survive until thirty (30) days following the expiration of the applicable statute of limitation, and (vi) with respect to Seller Losses arising under Section 7.4(b) or Section 7.4(c), the Claims Period shall survive indefinitely.

(b)    No claim for indemnification can be made after the expiration of the applicable Claims Period with respect to such claim; provided if prior to the close of business on the last day of the applicable Claims Period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

Section 7.7.    Liability Limits. Notwithstanding anything to the contrary set forth in this Agreement, any Indemnifying Party’s obligations to indemnify and hold any Indemnified Party harmless shall be limited as follows:

(a)    No amounts of indemnity shall be payable pursuant to Section 7.1(a) or Section 7.4(a), as the case may be, unless and until the applicable Indemnified Party shall have incurred Buyer Losses, in the case of the Buyer Indemnified Parties, or Seller Losses, in the case of the Seller Indemnified Parties, in excess of 1% of the Base Purchase Price (the “Deductible Amount”) in the aggregate, in which case the applicable Indemnified Party shall be entitled to recover only such Buyer Losses, in the case of the Buyer Indemnified Parties, or such Seller Losses, in the case of the Seller Indemnified Parties, pursuant to Section 7.1(a) or Section 7.4(a), as the case may be, in excess of the Deductible Amount; provided that amounts of indemnity for Buyer Losses pursuant to Section 7.1(a) with respect to any breach of any Company Fundamental Representation or any Seller Fundamental Representation or Seller Losses pursuant to Section 7.4(a) with respect to any breach of any Buyer Fundamental Representation, as the case may be, shall not be subject to the Deductible Amount; provided further that, in respect of Section 7.1(a), no claim for Buyer Losses may be made, and no Buyer Losses shall be applied against the Deductible Amount for any claim that does not cause Buyer Losses in an amount in excess of $50,000 (it being understood that any series of claims arising out of common facts or circumstances may be aggregated for this provision); provided further that, in respect of Section 7.4(a), no claim for Seller Losses may be made, and no Seller Losses shall be applied against the Deductible Amount for any claim that does not cause Seller Losses in an amount in excess of $50,000 (it being understood that any series of claims arising out of common facts or circumstances may be aggregated for this provision);

(b)    In no event shall the aggregate amount of indemnity required to be paid by (i) Seller or any of its Affiliates pursuant to Section 7.1(a) exceed 5% of the Base Purchase Price (the “Indemnification Cap”), and if the Indemnification Cap is insufficient to satisfy any amount of such Buyer Loss pursuant to Section 7.1(a), then such amount of such Buyer Loss shall remain unsatisfied and no Buyer Indemnified Party shall be entitled to recover such shortfall from Seller or any of its Affiliates through an indemnity claim pursuant to Section 7.1(a); provided that amounts of indemnity for Buyer Losses pursuant to Section 7.1(a) with respect to any breach of any Company Fundamental Representation or Seller Fundamental Representation shall not, in each case, be subject to the Indemnification Cap nor included for purposes of calculating the Indemnification Cap or (ii) Buyer or any of its Affiliates (including any Company Group Member) pursuant to Section 7.4(a) exceed the Indemnification Cap, and if the Indemnification Cap is insufficient to satisfy any amount of such Seller Loss pursuant to Section 7.4(a), then such amount of such Seller Loss shall remain unsatisfied and no Seller Indemnified Party shall be entitled to recover such shortfall from Buyer or any of its Affiliates (including any Company Group Member) through an indemnity claim pursuant to Section 7.4(a); provided that amounts of indemnity for Seller Losses pursuant to Section 7.4(a) with respect to any breach of any Buyer Fundamental Representation shall not, in each case, be subject to the Indemnification Cap nor included for purposes of calculating the Indemnification Cap;

(c)    Except with respect to the indemnity payable pursuant to Section 7.2, in no event shall the aggregate amount of indemnity required to be paid by Seller, Buyer or any of their respective Affiliates pursuant to this Agreement exceed the Purchase Price.

(d)    The amount of each claim for Losses by an Indemnified Party shall be deemed to be an amount equal to, and any payments by an Indemnifying Party shall be limited to, the amount of such Losses that remain after deducting therefrom any third party insurance proceeds actually received; provided, that the amount of third party insurance proceeds deemed to be actually received shall be net of (i) any deductible and any increase in premiums arising from such Losses and (ii) any other costs, expenses, Taxes or fees incurred in connection with receipt of such amounts.

(e)    The amount of indemnity payable pursuant to Section 7.1 with respect to any Buyer Loss shall be reduced to the extent such Buyer Loss is reflected on the Final Net Working Capital Schedule;

(f)    Any Indemnified Party that becomes aware of a Loss for which it seeks indemnification under this Article VII shall be required to use commercially reasonable efforts to mitigate such Loss in accordance with applicable Law, and an Indemnifying Party shall not be liable for any Loss to the extent that it is attributable to the Indemnified Party’s failure to so mitigate; provided, however, that notwithstanding the foregoing, no Indemnified Party shall be required to (i) take any action that could reasonably be expected to be detrimental to its reputation or its business or (ii) commence or initiate Litigation or otherwise make any claim against any customer of such Indemnified Party or one of its Affiliates. The reasonable costs and expenses of such mitigation efforts shall be included in the Losses for which an indemnified person is entitled to indemnification hereunder;

(g)    No Party shall have any liability for any Buyer Loss or Seller Loss, as the case may be, that would not have arisen but for any change in the accounting policies, practices or procedures adopted by Seller, Buyer and/or any of their respective Affiliates after the Closing;

(h)    In any case where a Buyer Indemnified Party or a Seller Indemnified Party, as the case may be, recovers from any third party any amount in respect of a matter with respect to which such Buyer Indemnified Party or Seller Indemnified Party has already been indemnified pursuant to this Agreement, such Buyer Indemnified Party or Seller Indemnified Party, as the case may be, shall promptly pay over to the Indemnifying Party an amount equal to the lesser of the amount recovered from such third party, and the amount so paid by such Indemnifying Party in respect of such matter; and

(i)    For purposes of determining whether there has been a breach of any representation or warranty contained in this Agreement and the amount of any Loss arising from such a breach, in each case, for purposes of determining indemnification pursuant to this Article VII, the determination shall be made disregarding any materiality, Material Adverse Effect or similar qualifications that may be contained therein.

Section 7.8.    Indemnification Procedures for Pre-Closing Environmental Liabilities.

(a)    With respect to Pre-Closing Environmental Liabilities for which MWP or Seller has acknowledged an obligation to indemnify Buyer or its Affiliates under Section 7.3 hereof and that are subject to the requirements of Section 12.04 of the 1999 Agreement, Seller shall have the option to control the resolution of any Remedial Action, including the performance of any tests, reports, investigations or any other activities related to such Remedial Action and contacting Governmental Entities, making any reports to such entities, submitting any Remedial Action plans to such entities and negotiating with such entities; provided that Seller complies with the applicable provisions of this Section 7.8. With respect to all other Pre-Closing Environmental Liabilities, the Buyer Indemnified Parties shall have the option to control the resolution of any Remedial Action, including the performance of any tests, reports, investigations or any other activities related to such Remedial Action and contacting Governmental Entities, making any reports to such entities, submitting any Remedial Action plans to such entities and negotiating with such entities; provided that the Buyer Indemnified Parties comply with the applicable provisions of this Section 7.8. Neither party shall settle or compromise a Third Party Claim related to Pre-Closing Environmental Liabilities without the prior written consent of the other party, such consent not to be unreasonably withheld, conditioned or delayed.

(b)    Where MWP or Seller controls the resolution of any Remedial Action, MWP and Seller each agrees (i) to provide the Buyer Indemnified Party, in advance, with a reasonably detailed description of any such proposed Remedial Action and a reasonable period of time, given the specific circumstances, to permit the Buyer Indemnified Party to comment on such proposed activity and Seller agrees to consider in good faith any such comments, (ii) to perform any such Remedial Action in a reasonably prudent manner to avoid any harm to the environment or to human health and safety, to comply with all laws, including Environmental Laws, to obtain and maintain all necessary permits, financial assurances and insurance and to obtain its own EPA Identification Number (if practicable), arrange for disposal, and be identified on manifests as the “generator” (if practicable), of all Hazardous Substances generated from or otherwise arising out of any such Remedial Action, (iii) to perform all actions reasonably necessary to remove or remediate the Hazardous Substances, contamination or environmental degradation arising out of or relating to the indemnification claim and to bring the facility or property into compliance with all Environmental Laws with respect to such Hazardous Substances, contamination or degradation, and agree to obtain written approval from the Governmental Entity with jurisdiction confirming that no further actions are required with respect to such Hazardous Substances, contamination or environmental degradation and (iv) not to perform any Remedial Action in a manner which is reasonably likely to reduce the value of or materially alter the use of the subject real property. Buyer and Seller agree that the use of the Owned Real Property as of the Closing Date shall be the appropriate property classification to be used in determining which actions are reasonably necessary pursuant to clause (iii) above with respect to such Owned Real Property, and that the appropriate property use classification for the Leased Real Property shall depend on the requirements of the relevant lease and landlord.

(c)    Buyer agrees that, without Seller’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed), it shall not, and it shall not permit any of its directors, officers, employees and agents to, voluntarily perform any environmental testing of the soil or groundwater at any Owned Real Property or Leased Real Property that may reasonably be expected to lead to the identification of any contamination thereof, unless and to the extent (i) required by any law (including any Environmental Law), any applicable Governmental Entity or in connection with any Third Party Claim (ii) the performance of such testing would reasonably be expected to decrease the risk or scope of injury to human health or the environment in the event of an emergency or (iii) subject to providing Seller with ten (10) calendar days advance written notice and a reasonably detailed description of the planned environmental testing, as reasonably required as determined by Buyer in good faith to permit or facilitate a financing of $20,000,000 or more, sale, closure, expansion, modification, redevelopment, lease, sublease, lease or sublease termination or assignment or other disposal of a facility or Owned Real Property or Leased Real Property or a business including any facility or Owned Real Property or Leased Real Property. Buyer shall agree (which agreement shall not be unreasonably withheld or delayed) to impose reasonable institutional controls and/or restrictions in a deed limiting activities to industrial uses only on any Owned Real Property subject to clean-up requirements, provided such controls and restrictions do not materially and negatively impact the value or use of the subject real estate or any planned expansion, modification or redevelopment thereof.

(d)    Seller agrees to maintain in strict confidence all information concerning any environmental matters of any Company Group Member or related to the Business. If any Environmental Law requires Seller to disclose any such information, Seller agrees to promptly notify Buyer of such requirement, and to give Buyer the opportunity to review and comment in advance upon the content and timing of any disclosures that Seller proposes to make.

(e)    Buyer and MWP/Seller agree that each shall, in connection with any activities they each undertake in connection with this Section 7.8, (i) provide or be provided with reasonable access to employees with relevant facts about such activities, (ii) provide copies of any material documents to the other party and a reasonable opportunity to comment on such documents, (iii) keep the other party reasonably informed relating to the progress of such activities, (iv) where applicable, select counsel, contractors, and consultants of recognized standing and competence after consultation with the other party, (v) take all steps necessary in the defense of any claims which are the subject of such activities, (vi) at all times diligently and promptly pursue the resolution of any claims which are the subject of such activities, (vii) allow the other party to participate in any communications or proceedings involving a Governmental Entity or any other person and consult with the other party hereto as to the manner of managing or resolving such communication or proceedings, in each case, except to the extent necessary to protect attorney-client privilege or attorney work product and (viii) use reasonable efforts to avoid unreasonable interference with the other party’s normal business operations.

(f)    If a Buyer Indemnified Party claims a right to payment pursuant to Section 7.3 of this Agreement not involving a Third Party Claim, then such Buyer Indemnified Party shall send written notice of such claim to Seller. Such notice shall specify in reasonable detail the basis for such claim. As promptly as possible after the Buyer Indemnified Party has given such notice, such Buyer Indemnified Party and Seller shall establish the merits and amount of such claim (by mutual agreement, arbitration, litigation or otherwise) and, within five (5) Business Days of the final determination of the merits and amount of such claim, MWP and/or Seller shall pay to Buyer an amount equal to such claim as determined hereunder.

(g)    With respect to MWP’s/Seller’s indemnification obligations under this Article VII with respect to any Remedial Action controlled by Buyer: (i) Buyer shall keep Seller reasonably informed, on a timely basis, of all non-privileged substantive contacts between any Governmental Entity or third party and Buyer with respect to such Remedial Action; (ii) Buyer shall give Seller the opportunity to participate in all discussions and proceedings with Governmental Entities concerning the need for, timing, method, extent and cost of such Remedial Action; (iii) Buyer shall give Seller the option to challenge, at its sole expense (including initiating legal proceedings), such Remedial Action that Seller considers to be unlawful, provided such challenge would not reasonably be expected to result in any material negative impact on Buyer, any Company Group Member or the Business (including its reputation) or any unindemnified liability of Buyer or any Company Group Member and provided Seller keeps Buyer and each Company Group Member reasonably informed, on a timely basis, of all material developments in such challenge; and (iv) Buyer shall exercise all commercially reasonable efforts to keep the number and cost of any Remedial Action as low as reasonably possible.

(h)    Seller and MWP shall have no liability pursuant to this Agreement for any Losses incurred by any Buyer Indemnified Parties for Pre-Closing Environmental Liabilities to the extent such Losses arise from a change in use of an Owned Real Property or a Leased Real Property after the Closing Date to a use that is neither commercial nor industrial and would not have arisen if such use had not been changed.

Section 7.9.    Liability Limits and Determination of Losses. Except as otherwise set forth herein, the liability of Seller for Buyer Losses and Buyer for Seller Losses shall be considered in the aggregate and shall be determined on a cumulative basis for purposes of determining limitations on liability, including the maximum liability amounts described in this ARTICLE VII.

Section 7.10.    Exclusive Remedies. From and after the Closing, except for any payment, reimbursement or refund obligations expressly set forth in this Agreement, including, as applicable, those set forth in Section 1.6(f), Section 5.2(d), Section 5.5(a), Section 5.5(d), Section 5.7(f), Section 5.7(h) and Section 5.11, the provisions of Section 5.5(p), Section 5.8, this ARTICLE VII and Section 8.10 set forth the exclusive rights and remedies of the Parties to seek or obtain damages or any other remedy or relief whatsoever from any party with respect to matters arising under or in connection with this Agreement and the transactions contemplated hereby. Without in any way limiting the provisions of Section 7.7, the Parties agree that, excluding any claim for injunctive or other equitable relief, the indemnification provisions of this ARTICLE VII are intended to provide the sole and exclusive remedy as to all claims against Seller, on the one hand, and Buyer, on the other hand, arising from or relating to this Agreement and the agreements and documents contemplated hereby and the transactions contemplated hereby and thereby. Notwithstanding the foregoing, this Section 7.10 shall not operate to (a) interfere with or impede the operation of the provisions of ARTICLE I providing for the resolution of certain disputes relating to the Purchase Price between the Parties and/or by the Accounting Firm, (b) limit the rights of the Parties to seek equitable remedies (including specific performance or injunctive relief) or (c) limit the rights of the Indemnified D&O Parties pursuant to Section 5.6. Notwithstanding anything to the contrary in this Agreement, including this ARTICLE VII, any claim for fraud may be brought within the applicable statute of limitations and nothing herein shall limit or reduce the amounts recoverable for any such claim.

Section 7.11.    Adjustment to the Purchase Price. The Parties agree that any payment made by an Indemnifying Party to an Indemnified Party under this ARTICLE VII shall constitute a dollar-for-dollar increase or decrease, as applicable, in the Purchase Price, to the extent permitted by applicable Law.

ARTICLE VIII

MISCELLANEOUS

Section 8.1.    Fees and Expenses. Except as otherwise expressly provided herein, (a) Buyer shall pay its own fees, costs and expenses incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of its Representatives, and (b) the Company Transaction Expenses shall be paid by the Company.

Section 8.2.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given and received (a) when delivered in person or, by e-mail (with confirmation of receipt), (b) on the next Business Day when sent by overnight courier or (c) on the second succeeding Business Day when sent by registered or certified mail

(postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Buyer, to:

One Equity Partners

330 N. Wabash Ave.

Suite 3750

Chicago, Illinois 60611

Attention:     Andrew W. Oliver

Telephone:   (312) 517-3757

E-mail: andrew.oliver@oneequity.com

with a copy (which shall not constitute notice) to:

Dechert LLP

1095 Avenue of the Americas

New York, New York 10036-6797

Attention: Derek Winokur

Telephone: (212) 698-3860

E-mail: Derek.Winokur@dechert.com

If to the Company (prior to the Closing) to:

Anvil International, LLC

c/o Mueller Water Products, Inc.

1200 Abernathy Road N.E.

Suite 1200

Atlanta, Georgia 30328

Attention:       SVP, General Counsel

Telephone:     (770) 206-4200

E-mail: kbelknap@muellerwp.com

with a copy (which shall not constitute notice) to:

King & Spalding LLP

1180 Peachtree Street, N.E.

Atlanta, Georgia 30309-3521

Attention:       Cal Smith

Telephone:     (404) 572-4875

E-mail: calsmith@kslaw.com

If to Seller, to:

Mueller Co. LLC

1200 Abernathy Road N.E.

Suite 1200

Atlanta, Georgia 30328

Attention:        SVP, General Counsel

Telephone:      (770) 206-4200

E-mail: kbelknap@muellerwp.com

with a copy (which shall not constitute notice) to:

King & Spalding LLP

1180 Peachtree Street, N.E.

Atlanta, Georgia 30309-3521

Attention:     Cal Smith

Telephone:   (404) 572-4875

E-mail: calsmith@kslaw.com

Section 8.3.    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 8.4.    Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including by operation of law, by any Party without the prior written consent of the other Parties; provided that Buyer shall be permitted, without the consent of any other Party, to make a collateral assignment to any lender (or agent thereof) providing debt financing in connection with the transactions contemplated by this Agreement so long as, notwithstanding any such assignment, Buyer shall remain responsible for all of its obligations pursuant to this Agreement.

Section 8.5.    No Third Party Beneficiaries. Except as otherwise provided in Section 5.6 and Section 8.16 and with respect to the Indemnified Parties as and to the extent provided in ARTICLE VII, this Agreement is exclusively for the benefit of the Parties and their respective successors and permitted assigns with respect to the obligations hereunder, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

Section 8.6.    Section Headings. The Article and Section headings contained in this Agreement are exclusively for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

Section 8.7.    Consent to Jurisdiction, Etc.

(a)    Each Party hereby irrevocably agrees that any Legal Dispute shall be brought only to the exclusive jurisdiction of the courts of the State of Delaware or the federal courts located in the State of Delaware, and each Party hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 8.7 is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each Party hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such Party is not subject thereto, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such Party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 8.7 following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws.

(b)    EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Section 8.8.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including matters of validity, construction, effect, performance and remedies.

Section 8.9.    Entire Agreement. This Agreement (including the Disclosure Schedules and Exhibits), the Confidentiality Agreement and the other documents delivered pursuant to this Agreement constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement. Each Party acknowledges and agrees that, in entering into this Agreement, such Party has not relied on any promises or assurances, written or oral, that are not reflected in this Agreement (including the Disclosure Schedules and Exhibits), the Confidentiality Agreement and the other documents delivered pursuant to this Agreement.

Section 8.10.    Specific Performance. The Parties acknowledge that the rights of each Party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Party may have no adequate remedy at law. Accordingly, the Parties agree that such non-breaching Party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce their rights and the other Party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security). Each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

Section 8.11.    Fixed Exchange Rate. If any items addressed in this agreement (including the Disclosure Schedules and exhibits) are denominated in Canadian dollars and settled or otherwise agreed to by the Parties after the Closing Date, then payments will be made, if in United States dollars, using the exchange rate for the Canadian dollar against the United States dollar as of the date hereof as reported in the Wall Street Journal.

Section 8.12.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or e-mail shall be as effective as delivery of a manually executed counterpart of the Agreement.

Section 8.13.    Amendment; Modification; Waiver. This Agreement may be amended, modified or supplemented at any time only by written agreement of the Parties. The failure of any Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

Section 8.14.    Time of Essence. With regard to all dates and time periods set forth in this Agreement, time is of the essence.

Section 8.15.    Conflict Waiver.

(a)    In any dispute or proceeding arising after the Closing under or in connection with this Agreement or any the other agreement contemplated hereby, the parties agree that Seller shall have the right, at their election to retain the firm of King & Spalding LLP (“King & Spalding”) to represent it in such matter even though the interests of Seller may be directly adverse to Buyer and its Subsidiaries and Affiliates, and their respective directors, officers, employees and/or Representatives in such a dispute or proceeding, and even though King & Spalding may have represented the Company, its Affiliates or Subsidiaries in connection with the transactions contemplated by this Agreement or in any other substantially related matter. Buyer (on behalf of itself and its current and future Subsidiaries, Affiliates, directors, officers, employees and Representatives and their respective successors and assigns) hereby irrevocably waives and consents to any such representation in any such mater.

(b)    Each of the Parties further agrees that, as to all communications among King & Spalding, any Company Group Member and Seller, but only to the extent relating to this

Agreement and the transactions contemplated hereby, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to Seller and shall not pass to or be claimed by Buyer or any of its Affiliates or Subsidiaries (including, after the Closing, any Company Group Member).

(c)    Neither Buyer nor any Company Group Member shall have any right of access to or control over any of King & Spalding’s records related to this Agreement and the transactions contemplated hereby, which shall become the property of (and be controlled by) Seller; and it would be impracticable to remove from the records (including emails and other electronic files) of the Company Group any privileged communications with King & Spalding. The Company, on behalf of itself and each other Company Group Member, agrees not to use or rely upon such privileged communications that may remain in the records of the Company Group, and the Parties agree that no attorney-client privilege, attorney work product or other privilege or protection is waived or intended to be waived by allowing such material to remain in the files of the Company Group.

(d)    Notwithstanding anything to the contrary in this Section 8.15, in the event a Litigation or other dispute arises between Buyer, Canadian Buyer, any Company Group Member or any of their respective Affiliates, on the one hand, and any Person other than Seller or any of its Affiliates, on the other hand, Buyer, Canadian Buyer and each Company Group Member may, and, if requested in writing by Buyer, Seller shall, and shall cause its Affiliates to, assert the privileges described in Section 8.15(b) to prevent the disclosure of privileged materials to such third party.

Section 8.16.    No Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Parties. No Person who is not a Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, shareholder, Affiliate, agent, attorney, Representative or assignee of, and any financial advisor or lender to, any Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, shareholder, Affiliate, agent, attorney, Representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach, and, to the maximum extent permitted by Laws, each Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Laws, each Party hereby: (a) waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Party or otherwise impose liability of a Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization or otherwise; and (b) disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

Section 8.17.    Construction.

(a)    Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular, and references to the singular include the plural, (ii) references to one gender include the other gender, (iii) the words “include,” “includes” and “including “ do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (iv) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (v) the terms “day” and “days” mean and refer to calendar day(s), and (vi) the terms “year” and “years” mean and refer to calendar year(s).

(b)    Unless otherwise set forth in this Agreement, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law, as amended, modified, supplemented or succeeded from time to time and in effect on the date hereof. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Disclosure Schedules of this Agreement, unless otherwise specified.

(c)    References to documents or information “made available” or “provided” to Buyer and/or its Affiliates or Representatives (or any phrase of similar import) hereunder shall mean (i) with respect to the data room entitled “Pioneer” maintained by RR Donnelley Venue, to the extent uploaded to such data room and made accessible to Buyer and its Representatives thereon prior to 5 p.m. Eastern Standard Time on the calendar day immediately prior to the date hereof and (ii) with respect to e-mail, to the extent Seller or its Representatives provided such documents or information to Buyer and its Representatives prior to 5 p.m. Eastern Standard Time two (2) calendar days prior to the date hereof.

(d)    This Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it.

[Signatures appear on following pages.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

OEP PIONEER LLC

By:	/s/ James B. Cherry
Name:	James B. Cherry
Title:	Senior Managing Director

OEP PIONEER (CANADA) HOLDINGS CORP.

By:	/s/ Andrew Oliver
Name:	Andrew Oliver
Title:	Vice President

[Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

MUELLER CO. LLC

By:	/s/ Keith Belknap
Name:	Keith Belknap
Title:	SVP, General Counsel & Chief Compliance Officer

ANVIL INTERNATIONAL, LLC

By:	/s/ Patrick M. Donovan
Name:	Patrick M. Donovan
Title:	President

MUELLER WATER PRODUCTS, INC., for purposes of the MWP Obligations

By:	/s/ Martie Edmunds Zakas
Name:	Martie Edmunds Zakas
Title:	SVP, Strategy, Corporate Development & Communications

[Signature Page to Purchase Agreement]

EXHIBIT A

DEFINITIONS

For purposes of this Agreement, each of the following terms (including the singular and plural thereof, as applicable) shall have the meaning set forth below:

“1999 Agreement” means that certain Amended and Restated Stock and Asset Purchase Agreement, dated as of August 13, 1999, among Tyco International (U.S.) Inc., Grinnell Corporation, Tyco Group S.a.r.l. and Mueller Holdings (N.A.), Inc.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by, or under common control with, such specified Person.

“Ancillary Agreements” means the Transition Services Agreement, the Assignment Instruments, the Ontario Substitute Lease and the Echologics Sublease.

“Anvil International Holdings” means Anvil International Holdings, LLC, a Delaware limited liability company.

“Business” means the business and operations of the Company Group and, solely to the extent in connection with the Transferred Assets and Assumed Liabilities, the Asset Sellers.

“Business Day” means any day except Saturday, Sunday or any days on which banks are generally not open for business in New York, New York.

“Buyer Fundamental Representations” means the representations and warranties of Buyer and Canadian Buyer set forth in Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.5 (Financial Capability) and Section 4.8 (Certain Fees).

“Buyer Indemnified Parties” means Buyer, the Company (after the Closing) and their respective Affiliates, and each of their respective officers, directors, members, managers, shareholders, employees, agents and representatives and each of the successors and assigns of any of the foregoing.

“Canadian Owned Real Property Conveyancing Documents” means, with respect to each Owned Real Property situated in Canada: (i) a registrable transfer; (ii) a certificate confirming the beneficial owner of such Owned Real Property is not a non-resident of Canada for purposes of the Income Tax Act (Canada); (iii) an assignment and assumption agreement for the Helipad Lease; and (iv) a certificate of an officer of Mueller Canada, without personal liability and to the best of his or her knowledge in support of the new owner’s title insurance policy being arranged by Buyer for the Owned Real Property in Simcoe, Ontario, Canada, in each case, in form and substance acceptable to Buyer and Seller, each acting reasonably.

“Canadian Pension Law” means the Pension Benefits Act (Ontario) or other applicable pension standards legislation in another jurisdiction of Canada as well as the Income Tax Act (Canada).

“Cash Deficit” means the amount, if any, by which the Estimated Closing Date Cash exceeds the Final Cash Balance.

“Cash Surplus” means the amount, if any, by which the Final Cash Balance exceeds the Estimated Closing Date Cash.

“Claims Period” means the period during which a claim for indemnification may be asserted under Article VII by an Indemnified Party.

“Closing Date Cash” means the consolidated unrestricted cash and cash equivalents of the Company Group Members, including checks received but not cleared, less liabilities for outstanding checks or wire transfers, in each case determined consistently with the Company’s past practices as of 11:59 p.m. Eastern time on the day immediately prior to the Closing Date.

“Closing Indebtedness” means Indebtedness as of immediately prior to the Closing.

“Code” means the United States Internal Revenue Code of 1986, as amended, or any successor Law.

“Collective Bargaining Agreement” means any collective bargaining agreement, labor agreement, union agreement, works council agreement, or similar Contract.

“Company Benefit Plan” means each Employee Benefit Plan sponsored, maintained or contributed to, or required to be contributed to, solely by one or more Company Group Members.

“Company Confidential Information” means all information (whether or not specifically identified as confidential), in any form or medium, of or relating to the Business, including: (a) internal business information of the Business (including information relating to strategic plans and practices, business, accounting, financial or marketing plans, practices or programs, training practices and programs, salaries, bonuses, incentive plans and other compensation and benefits information and accounting and business methods); (b) identities of, individual requirements of, specific contractual arrangements with, and information about, the Business and the respective customers, distributors, sales agents, suppliers and their respective confidential information of the Company Group; (c) any confidential or proprietary information of any third party that any of the Company Group Members has a duty to maintain confidentiality of, or use only for certain limited purposes; (d) industry research compiled by, or on behalf of the Business, including identities of potential target companies, management teams, and transaction sources identified by, or on behalf of, the Business; (e) compilations of data and analyses, processes, methods, track and performance records, data and data bases relating thereto; and (f) information related to the Intellectual Property of the Business and updates of any of the foregoing; provided that Company Confidential Information shall not include any information (i) that has been or becomes generally known and widely available for use within the industry or generally available to the public, in each case, other than as a result of a breach of Section 5.10 by Seller or any of its Affiliates or any acts or omissions of a Person that Seller or any of its Affiliates has direct control over, (ii) that was or is disclosed to Seller or any of its Affiliates (other than the Company or Company Group Members) following the Closing by a third party that to the knowledge (after due inquiry) of Seller or its Affiliates (other than the Company Group Members) is not under any obligation to keep such information confidential, (iii) that was or is independently developed by Seller or its Affiliates (other than the Company Group Members) following the Closing without reference to Company Confidential Information or without otherwise breaching Seller’s or its Affiliates’ obligations under this Agreement with respect thereto or (iv) to the extent that it relates to both the businesses, assets, liabilities, operation or condition of the businesses of Seller or any of its Affiliates (other than the Company Group Members), on the one hand, and the businesses, assets, liabilities, operation or condition of the Company Group Members, on the other hand.

“Company Fundamental Representations” means the representations and warranties of the Seller set forth in Section 2.1 (Organization), Section 2.2 (Authorization), Section 2.3 (Capitalization), Section 2.13 (Tax Returns; Taxes) and Section 2.18 (Certain Fees).

“Company Group” means, collectively, the Company and Anvil International Holdings.

“Company Group Member” means any member of the Company Group.

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned, in whole or in part, by the Company Group or Intellectual Property constituting a Transferred Asset.

“Company Key Contracts” means the following Contracts to which any Company Group Member is a party, or by which any assets or properties of the Business are otherwise bound, (other than the Employee Benefit Plans set forth on Schedule 2.16(a)): (a) all Contracts that individually involve payments to or from the Business, collectively, in excess of $500,000 on an annual basis; (b) any employment Contract with any employee of the Business (other than standard employee confidentiality agreements that do not provide for severance or other compensation or employee benefits); (c) all bonds, debentures, notes, loans, credit or loan agreements or loan commitments, mortgages, indentures or other contracts relating to the borrowing of money; (d) all leases relating to the Leased Real Property or other leases or licenses involving any properties or assets (whether real, personal or mixed, tangible or intangible), in each case involving an annual commitment or payment of more than $500,000 by the Business; (e) all Contracts containing covenants that expressly restrict the business activities of any Company Group Member or the Business or limit the freedom of any Company Group Member or the Business to engage in any line of business or to compete with any other Person or in any other geographic territory, including Contracts that contain non-competition, non-solicitation or non-hire restrictions; (f) all powers of attorney granted by a Company Group Member or any Affiliate in respect of the Business that are currently in effect and outstanding; (g) all Contracts (i) relating to any Intellectual Property owned by or licensed to a Company Group Member (other than Software that is commercially available for fees of less than $100,000 per annum) or (ii) pursuant to which any Intellectual Property is or has been developed for or assigned to any Company Group Member and used in the Business, or developed or assigned by any Company Group Member for or to a third-party; (h) all Contracts with a labor union, labor organization or representative of employees of any Company Group Member or the Business; (i) all Contracts with “most-favored nations” terms or service level guarantees; (j) all Contracts that relate to joint ventures, partnerships, sharing of profits or other similar arrangements, or that relate to the acquisition or disposition of any business, product line or Person; (k) all stand-alone indemnification Contracts; and (l) all stand-alone confidentiality and nondisclosure Contracts other than those entered into in the Ordinary Course.

“Company Transaction Expenses” means the legal, accounting, financial advisory and other advisory, transaction or consulting fees and expenses incurred by the Company Group, Seller and/or the Asset Sellers in connection with the transactions contemplated by this Agreement, including any transaction-related bonuses, retention awards, change in control payments or other similar amounts payable by any Company Group Member in connection with consummation of the transactions contemplated by this Agreement (plus the employer portion of all employment, unemployment, payroll and similar Taxes thereon), in each case to the extent not paid at or prior to the Closing by any Company Group Member. Company Transaction Expenses shall also include any amounts payable with respect to any stock-based compensation awards (including any vested phantom equity rights) granted to or held by employees of any Company Group Member or any other current of former employee of Seller or any of its Affiliates who is or has been employed in the Business or otherwise payable by any Company Group Member in connection with consummation of the transactions contemplated by this Agreement. Company Transaction Expenses shall not include any severance payments (i) made to any employees of the Business whose employment is terminated after the Closing so long as any such employee was not sent or provided a notice of termination prior to Closing or (ii) described on Schedule A-2.

“Confidentiality Agreement” means that certain confidentiality agreement by and between MWP and One Equity Partners VI, L.P., dated February 8, 2016.

“Continued Employee” means (a) each individual who is employed by any Company Group Member on the Closing Date (including those who are actively employed or on leave, disability or other absence from employment) and (b) all Transferred Business Employees.

“Contract” means any legally enforceable agreement (a) to which any Company Group Member is a party and is bound or (b) which relates, in whole or in part, to the Business, including any of the assets or properties thereof.

“Current Business Employee” means (a) any employee of any Company Group Member and (b) any other employee of Seller or any of its Affiliates who is actively and primarily employed in the Business or who is primarily dedicated to supporting the Business (in either case, each employee included under this clause (b) is set forth on Schedule 5.7(a)).

“De Minimis Business” means any business activity that would otherwise violate Section 5.3(b) that is carried on by an After-Acquired Business, but only if, at the time of such acquisition, the annual revenues derived from the Competing Business by such After-Acquired Business constitute less than $25,000,000 in annual revenues of such After-Acquired Business for the most recently completed fiscal year preceding such acquisition. For purposes of determining the revenue thresholds in this definition, revenues shall be measured using the twelve (12) consecutive full calendar months prior to the date of determination, but, if at the date of determination, the subject business has not been in operation for twelve (12) months or more, then the revenues from such business during its period of operation shall be annualized (without regard to seasonality or other similar accounting adjustments) by dividing the amount of such revenues by a fraction, the numerator of which is the number of whole months during which such business has been in operation and the denominator of which is twelve (12).

“Disclosure Schedules” means the disclosure schedules to this Agreement.

“Echologics” means Echologics, LLC, a Delaware limited liability company.

“Echologics Sublease” means that sublease, dated as of the date hereof, by and between the Company and Echologics, attached hereto as Exhibit G.

“Employee Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), and each stock option, stock appreciation right, restricted stock, stock purchase, stock unit, phantom stock, performance share, equity or equity-based, incentive, bonus, profit-sharing, savings, retirement, pension deferred compensation, change in control, retention, health, medical, dental, life insurance, disability, accident, supplemental unemployment or retirement, employment, severance or salary or benefits continuation, consulting, welfare, paid time off or fringe benefit plan, program, arrangement, agreement or commitment, in any case, sponsored, maintained, contributed to, or required to be contributed to, by Seller, any member of the Company Group, or any ERISA Affiliate for the benefit of any Transferred Business Employee or any current or former employee, officer, director or independent contractor of any Company Group Member or with respect to which any Company Group Member has any liability whether written or oral, funded or unfunded, insured or self-insured, registered or unregistered.

“Environmental Laws” means all applicable international, foreign, federal, state, provincial and local Laws relating to protection or human health from exposure to Hazardous Substances or protection of the environment or natural resources, including surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or ambient air, pollution control and Hazardous Substances.

“Environmental Permits” means all Licenses applicable to the Business issued pursuant to Environmental Laws.

“Equity Interests” means, with respect to any Person, (a) any share, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person, (b) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such Person, any subscriptions, calls, warrants or options of any kind entitling a Person to purchase or otherwise acquire shares, partnership, or membership interests, units of participation or other similar interests, or any other equity securities of such Person (including phantom share, share appreciation, profit participation or other similar rights), (c) any securities convertible into or exercisable or exchangeable for shares, partnership or membership interests, units of participation or any other equity securities of such Person, or (d) any other interest classified as an equity security of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any other entity that, together with any member of the Company Group, would be treated as a “single employer” within the meaning of Section 414 of the Code.

“Estimated Net Working Capital Deficit” means the amount, if any, by which the Target Net Working Capital exceeds the Estimated Net Working Capital as set forth on the Closing Date Financial Certificate.

“Estimated Net Working Capital Surplus” means the amount, if any, by which the Estimated Net Working Capital exceeds the Target Net Working Capital as set forth on the Closing Date Financial Certificate.

“Excluded Names” means any Name and Source Identifier of Seller or any of its Affiliates (other than, after the Closing, the Company Group Members) in any jurisdiction worldwide, including (a) the terms “Mueller” or “Mueller Water” and (b) any other Name and Source Identifier that is based on, relates to or is likely to be confused with any Name and Source Identifier of Seller or any of its Affiliates (other than, after the Closing, the Company Group Members) in any jurisdiction worldwide. For the avoidance of doubt, no Purchased Name is an Excluded Name.

“Existing Business Activities” means any business (other than the Competing Business) conducted or investment held by Seller, MWP or any of their respective Affiliates as of the date hereof. For the avoidance of doubt, the following activities shall be deemed “Existing Business Activities” for the purposes of this Agreement: (i) all activities of MWP’s Mueller Technologies segment and (ii) any activities by Seller, MWP or any of their respective Affiliates in connection with non-controlling investments in or by any pension, retirement or other employee benefit plans, funds or similar arrangements.

“Existing Title Policies” means the title insurance policies listed on Schedule 2.9(f).

“Final Cash Balance” means the aggregate amount of Closing Date Cash calculated in accordance with Section 1.6.

“Final Closing Statement” means the Preliminary Closing Statement as finally determined pursuant to Section 1.6.

“Final Deficit” means the amount, if any, by which (a) the sum of (i) the Net Working Capital Deficit, if any, (ii) the Cash Deficit, if any, (iii) the Indebtedness Deficit, if any, and (iv) the Transaction Expenses Deficit, if any, exceeds (b) the sum of (i) the Net Working Capital Surplus, if any, (ii) the Cash Surplus, if any, (iii) the Indebtedness Surplus, if any, and (iv) the Transaction Expenses Surplus, if any.

“Final Surplus” means the amount, if any by which (a) the sum of (i) the Net Working Capital Surplus, if any, (ii) the Cash Surplus, if any, (iii) the Indebtedness Surplus, if any, and (iv) the Transaction Expenses Surplus, if any, exceeds (b) the sum of (i) the Net Working Capital Deficit, if any, (ii) the Cash Deficit, if any, (iii) the Indebtedness Deficit, if any, and (iv) the Transaction Expenses Deficit, if any.

“Final Net Working Capital Schedule” means the Preliminary Net Working Capital Schedule as finally determined pursuant to Section 1.6.

“GAAP” means generally accepted accounting principles in the United States, maintained and applied on a basis consistent with the Company Group’s past accounting practices, including as reflected in the Audited Financial Statements.

“Governing Documents” means, with respect to any particular entity: (a) if a corporation, its articles or certificate of incorporation and bylaws; (b) if a general partnership, its partnership agreement and any statement of partnership; (c) if a limited partnership, its limited partnership agreement and certificate of limited partnership; (d) if a limited liability company, its articles of organization and operating agreement or limited liability company agreement; (e) with respect to any Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of such Person; and (f) any amendment or supplement to any of the foregoing.

“Governmental Entity” means any foreign, federal, state, provincial or local government, any political subdivision thereof or any court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency.

“Hazardous Substance” means any waste, pollutant, contaminant, hazardous substance, toxic or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process-intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the use, handling or disposal of which by any Company Group Member is governed by or subject to applicable Environmental Laws.

“Helipad Lease” means the lease indenture, dated October 1, 1986, between Canvil Ltd., as lessor, and Norfolk Hospital Association, as lessee, in respect of leased premises at the Owned Real Property located in Simcoe, Ontario, Canada, notice of which is registered on title as instrument No. NR440148.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Taxes” means any Tax measured by or imposed on net income, including any interest, penalty, or addition thereto, whether disputed or not.

“Indebtedness” means, without duplication, with respect to the Company Group and the Business, all obligations and liabilities (including all obligations and liabilities in respect of principal, accrued interest, penalties, breakage costs, fees and premiums) (a) for borrowed money, (b) evidenced by notes, bonds, debentures, hedging or swap arrangements or similar contracts or instruments or debt securities, (c) except for the exclusions listed in clause (c) of Schedule A-1, for deferred compensation or the deferred purchase price of assets, property, goods or services (other than trade payables or accruals incurred in the Ordinary Course) and with respect to any conditional sale, title retention, consignment or similar arrangements, (d) by which the Company Group assured a creditor against loss, including letters of credit and bankers’ acceptances, in each case to the extent drawn upon or payable and not contingent, (e)

except for the exclusions listed in clause (e) of Schedule A-1, payable pursuant to any severance or other similar payment obligations to individuals who are terminated at any time prior to Closing or who are sent or who provide a notice of termination at any time prior to Closing (including the employer portion of employment, payroll, unemployment and similar Taxes payable thereon), (f) under the capital leases listed in clause (f) of Schedule A-1, (g) the items listed in clause (g) of Schedule A-1 and (h) in the nature of guarantees of the obligations described in clauses (a) through (g) above of any other Person, in each case excluding intercompany indebtedness. For the avoidance of doubt, Buyer shall remain liable for all obligations and amounts described in clauses (c) and (e) of Schedule A-1.

“Indebtedness Deficit” means the amount, if any, by which Closing Indebtedness as determined in accordance with Section 1.6(c), Section 1.6(d) or Section 1.6(e)(i), as applicable, exceeds the Estimated Closing Indebtedness.

“Indebtedness Surplus” means the amount, if any, by which the Estimated Closing Indebtedness exceeds Closing Indebtedness as determined in accordance with Section 1.6(c), Section 1.6(d) or Section 1.6(e)(i), as applicable.

“Indemnified Party” means any Buyer Indemnified Party or Seller Indemnified Party.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) Trademarks and Internet domain names, Internet websites and URLs; (b) patents, patent applications and patent disclosures; (c) copyrights and copyrightable works; (d) registrations and applications for any of the foregoing; and (e) trade secrets and confidential information (including inventions, ideas, know-how, financial, business and marketing plans, proprietary databases and related information).

“International Interests” means all of the issued and outstanding limited liability company interests in Anvil International Holdings.

“Knowledge of the Company” means the actual knowledge of Patrick Donovan, Tony Ciccone, Dean Taylor, Mark Demchyk and Stephen Scott (with respect to Section 2.10 only) in each case after reasonable due inquiry.

“Laws” means any statutes, rules, codes, regulations, ordinances, directives, laws (including common law), Orders, injunctions and decrees of, or issued by, Governmental Entities, or any listing agreement with, or rule of, any national securities exchange.

“Legal Dispute” means any action, suit or proceeding between or among the Parties arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any related document.

“Licenses” means all licenses, permits (including Environmental Permits and construction and operation permits), certificates and authorizations issued by any Governmental Entity.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, hypothecation or security interest in respect of such property or asset.

“Litigation” means any legal claim, action, suit, investigation, audit or proceeding in or before any arbitrator or any Governmental Entity.

“Loss” means any actual loss, liability, damage, diminution in value, judgment, cost, expense (including for the avoidance of doubt reasonable attorneys’ fees and reasonable costs of investigation), fine or penalty incurred; provided that in no event shall Loss include any punitive, incidental, consequential, special or indirect loss, business interruption loss, loss of future revenue, lost profits or income, loss of business reputation or opportunity; provided further, that such limitation in the immediately preceding proviso shall not be applicable to the extent any Losses (x) were reasonably foreseeable or and (y) are in respect of a Third Party Claim or a claim for fraud.

“Material Adverse Effect” means any change, circumstance, development, effect or occurrence that is or would, individually or in the aggregate, reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Business, taken as a whole; provided, however, that the term “Material Adverse Effect” shall not include any change, circumstance, development, effect or occurrence to the extent caused by (a) changes or proposed changes after the date hereof in Laws or interpretations thereof, (b) changes or proposed changes after the date hereof in GAAP, (c) actions or omissions of any Company Group Member taken after the date hereof with the prior written consent of Buyer, (d) general economic conditions, including changes in the credit, debt, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or any disruption of such markets), in each case, in the United States, (e) events or conditions generally affecting the industries in which the Business operates, (f) global, national or regional political conditions, including national or international hostilities, acts of terrorism (including cyber-terrorism) or acts of war, sabotage or terrorism or military actions or any escalation or worsening of any hostilities, acts of war, sabotage or terrorism or military actions, (g) pandemics, earthquakes, hurricanes, tornados or other natural disasters, (h) the announcement of this Agreement or the transactions contemplated hereby or the identity of Buyer in connection with the transactions contemplated hereby, (i) any change or prospective change in the credit ratings of any Company Group Member, or (j) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position (provided that (i) the matters described in clauses (a), (b), (d), (e), (f) and (g) shall be included in the term “Material Adverse Effect” to the extent any such matter has a disproportionate and adverse impact on the business, assets, financial condition or results of operations of the Business, taken as a whole, relative to other participants in the same industry as the Business, and (ii) clauses (i) and (j) shall not exclude any change or effect underlying any such change or failure, as applicable, to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect).

“Mueller Canada” means Mueller Canada Ltd., an Ontario corporation and an Affiliate of Seller.

“MWP Obligations” means the obligations of MWP under Section 1.3, Section 1.6(f), Section 5.1, Section 5.2(e), Section 5.2(f), Section 5.3, Section 5.4, Section 5.5(p), Section 5.7(b), Section 5.7(d), Section 5.7(e), Section 5.7(i), Section 5.7(l), Section 5.7(m), Section 5.7(n), Section 5.7(p), Section 5.10, Section 5.11, Section 5.12 and ARTICLE VII.

“Name and Source Identifier” means any trademark, service mark, trade dress, brand name, certificate mark, trade name, corporate name, domain name, acronym, tag-line, slogan, logo or other indication of source or origin.

“Net Working Capital” means the current assets of the Business minus the current liabilities of the Business calculated in accordance with GAAP as of 11:59 p.m. Eastern time on the day immediately prior to the Closing Date, using the same methods and principles, with consistent classifications and methodologies that were used in the preparation of the sample calculation of Net Working Capital in the Working Capital Guidelines; for the avoidance of doubt, Net Working Capital shall exclude Closing Date Cash.

“Net Working Capital Deficit” means the amount, if any, by which the Estimated Net Working Capital is greater than the Net Working Capital calculated in accordance with Section 1.6.

“Net Working Capital Surplus” means the amount, if any, by which the Net Working Capital calculated in accordance with Section 1.6 is greater than the Estimated Net Working Capital.

“Ontario Substitute Lease” means that certain lease, dated as of the date hereof, between Seller and Canadian Buyer attached hereto as Exhibit C.

“Order” means any injunction, judgment, decree, settlement, ruling, award or order issued by any court or arbitrator or any Governmental Entity.

“Ordinary Course” means the ordinary course of business of the Business consistent with past practice.

“Owned Real Property” means the parcels of real property owned in fee simple by any Company Group Member, or owned by an Affiliate of the Company and used in the Business (in each case, together with all fixtures and improvements thereon).

“Payoff Indebtedness Amount” means the aggregate amount of Closing Indebtedness outstanding as of the Closing Date to be discharged at Closing (including any interest accrued thereon and any prepayment or similar penalties and expenses associated with the prepayment of such Indebtedness on the Closing Date).

“Payoff Letters” means letters from each lender of the Closing Indebtedness to be discharged at the Closing evidencing the Payoff Indebtedness Amount and an agreement that, if such aggregate amount so identified is paid to such lender on the Closing Date, such Indebtedness shall be repaid in full and that all Liens affecting any real or personal property of the Business shall be released.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable, (b) statutory Liens of landlords with respect to Leased Real Property and Owned Real Property, (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the Ordinary Course and not yet delinquent or registered, (d) in the case of Leased Real Property and Owned Real Property, zoning, building or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by the applicable Company Group Member, (e) Liens securing the Indebtedness of the Company Group (which Liens shall be terminated on the Closing Date upon payment in full of such Indebtedness), (f) in the case of Intellectual Property, non-exclusive third party license agreements with customers of the Business entered into in the Ordinary Course and (g) those matters identified on Schedule A-3.

“Person” means an individual, corporation, partnership, association, trust, limited liability company, unlimited liability company, joint venture, unincorporated organization or any other entity or organization, including any Governmental Entity.

“Pre-Carve Out Matters” means any Excluded Liabilities (other than the Environmental Liabilities), each as defined in the 1999 Agreement.

“Pre-Closing Environmental Liabilities” means any and all liabilities or obligations arising in connection with or in any way relating to any Company Group Member or the Transferred Assets (or any predecessors of any Company Group Member or any prior owner of the Transferred Assets or all or part of any Company Group Member’s business and assets), any property now or previously owned, leased or operated by any Company Group Member or in connection with the Transferred Assets or the Business (as currently or previously conducted), the Transferred Assets, or any activities or operations occurring or conducted at the Owned Real Property or the Leased Real Property (in any case, whether or not disclosed or required to be disclosed on Schedule 2.14 hereof), whether accrued, contingent, absolute, determined, determinable or otherwise, which (i) arise under or relate to any Environmental Law and (ii) relate to actions first occurring or conditions first existing on or prior to the Closing Date, including (a) the Release (including continuous Releases) or threatened Releases of Hazardous Substances, (b) exposure of any Person to Hazardous Substances, (c) the use, generation, storage, disposal, treatment, transportation or recycling, or arrangement for any of the foregoing, of any substance (including any Hazardous Substance), (d) any Third Party Claim, litigation, or proceeding relating to Environmental Law or Hazardous Substance, (e) the violation of or liability under any Environmental Law or Environmental Permit, (f) all Environmental Liabilities (as defined in the 1999 Agreement), and (g) all events and conditions identified on Schedule 2.14 hereof.

“Preliminary Net Working Capital Schedule” means a statement of Net Working Capital prepared by Buyer and delivered to Seller pursuant to Section 1.6.

“Purchased Names” means any Name and Source Identifier of, after the Closing, the Company Group Members in any jurisdiction worldwide that includes any of (a) the terms “Anvil”, “Anvilets”, “Anvil Global Pipe Support”, “Anvil International”, “Anvil EPS”, “Anvil-Strut”, “Beck”, “Canvil”, “Catawissa”, “Di-Lok”, “Engineered Pipe Supports”, “Fire-rite”, “Forgeworx”, “Gruvlok”, “Gruv-ring”, “Gruvlox Xtreme Lubricant”, “HPR”, “JBS”, “Merit”, “North Alabama Pipe”, “Performance under Pressure”, “Rigidlite”, “Rigidlok”, “Rough Neck”, “Seis Brace”, “Seminole”, “SPF”, “SPF/Anvil”, “SlideLOK”, or “Tubular Products” and (b) any other Name and Source Identifier that is based on, relates to or is likely to be confused with any Name and Source Identifier identified in the foregoing clause (a) and used by the Company Group Members in any jurisdiction worldwide after the Closing.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or disposing into the indoor or outdoor environment.

“Remedial Action” means any response action, removal action, remedial action, corrective action, monitoring program, sampling program, investigation or other cleanup activity required by or necessary to ensure compliance with any Environmental Law to respond to, clean up, remove, remediate, treat or abate any Release of a Hazardous Substance.

“Representatives” of any Person shall mean such Person’s directors, managers, officers, employees, agents, attorneys, accountants, consultants, advisors or other representatives.

“Restricted Period” means the period ending on the fifth anniversary of the Closing Date.

“Sales Taxes” means any goods and services, harmonized sales, value-added, sales, use, consumption, multi-staged, ad valorem or similar taxes.

“Seller Fundamental Representations” means the representations and warranties of Seller set forth in Section 3.2 (Authorization), Section 3.3 (Ownership), Section 3.7 (Certain Fees), Section 3.8 (GST/HST Registrations) and Section 3.9 (Residence of Mueller Canada Ltd.).

“Seller Indemnified Parties” means Seller and, after giving effect to the Closing, its Affiliates, and each of their respective officers, directors, members, managers, shareholders, employees, agents and representatives and each of the successors and assigns of any of the foregoing.

“Significant Supplier” means Jinan Meide Casting Co.

“Software” means software programs in source and object code form and any related software tools.

“Spin-Off Date” means December 14, 2006.

“Subsidiary” means, at any time, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons preforming similar functions are at the time owned or controlled directly or indirectly by such Person.

“Target Net Working Capital” means $100,000,000.

“Taxes” means all federal, provincial, state, local or foreign taxes, levies, duties, imposts, withholdings, additions to tax or other tax, assessment or charge of any kind, including income, franchise, alternative, minimum, estimated, gains, gross income, inventory, natural resources, utility, profits, escheat, windfall profits, capital, premium, ad valorem, capital stock, real property, personal property, tangible, withholding, governmental plan premiums and contributions, employment, payroll, social security, social contribution, unemployment compensation, disability, stamp, transfer, registration, sales, use, excise, gross receipts, goods and services, harmonized sales, value-added and all other taxes of any kind, whether disputed or not, and any charges, interest or penalties imposed by any Governmental Entity with respect to any taxes and all interest and penalties thereon, whether or not disputed.

“Tax Return” means any report, return, declaration, claim for refund or information return or statement or other information required or permitted to be supplied to a Governmental Entity in connection with Taxes.

“Trademarks” means all trademarks, service marks, trade dress, corporate names, trade names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing).

“Transaction Deductions” means the sum of all items of loss or deduction for U.S. federal income tax purposes resulting from or attributable to (a) the repayment of Indebtedness at Closing, including any prepayment penalties and deductions for unamortized debt issuance costs, (b) the payment of legal, financial advisory, accounting and other fees and expenses of the Company Group (but not of Buyer) incurred at or prior to the Closing in connection with the transactions contemplated hereby, including the Company Transaction Expenses, and (c) any other portion of the Purchase Price that is in the nature of compensation for U.S. federal income tax purposes.

“Transaction Expenses Deficit” means the amount, if any, by which Company Transaction Expenses as of the Closing as determined in accordance with Section 1.6(c), Section 1.6(d) or Section 1.6(e)(i), as applicable, exceeds the Estimated Company Transaction Expenses.

“Transaction Expenses Surplus” means the amount, if any, by which the Estimated Company Transaction Expenses exceeds Company Transaction Expenses as of the Closing as determined in accordance with Section 1.6(c), Section 1.6(d) or Section 1.6(e)(i), as applicable.

“Transition Services Agreement” means that certain transition services agreement, dated as of the date hereof, between Seller and the Company, attached hereto as Exhibit D.

“Treasury Regulations” means the Income Tax Regulations promulgated under the Code.

“Working Capital Guidelines” means those guidelines on Exhibit E.

Additionally, each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accounting Firm	1.6(d)
Affiliate Transactions	5.8(b)
After-Acquired Business	5.3(c)(iii)
Agreement	Preamble
Anti-Bribery Laws	2.22(a)

Term	Section
Antitrust Division	Preamble
Asset Sellers	Preamble
Asset Transfer Application	5.7(k)(iii)
Assignment Instruments	Preamble
Assumed Liabilities	1.1
Audited Financial Statements	2.6(a)
Balance Sheet Date	2.6(a)
Bank Accounts	2.28
Base Purchase Price	1.2(a)
Benefit Plan Removal Evidence	5.7(p)
Business Property	2.26
Buyer	Preamble
Buyer 401(k) Plan	5.7(j)
Buyer Canadian DC Plan	5.7(k)(ii)
Buyer Losses	7.1
Canadian Business Employees	5.7(a)
Canadian Buyer	Preamble
Canadian DC Pension Transfer Employees	5.7(k)(ii)
Closing	6.1
Closing Date	6.1
Closing Date Financial Certificate	1.3
COBRA	5.7(l)
Company	Preamble
Company Affiliate	2.20(a)
Company ESPP Participant	5.7(h)
Company Interests	Preamble
DC Assets	5.7(k)(ii)
Deductible Amount	7.7(a)
ESPP	5.7(h)
Estimated Company Transaction Expenses	1.3
Estimated Closing Date Cash	1.3
Estimated Closing Indebtedness	1.3
Estimated Net Working Capital	1.3
Excluded Liabilities	1.1
Financial Statements	2.6(a)
FTC	Preamble
Indemnification Cap	7.7(b)
Indemnified D&O Parties	5.6(a)
Indemnifying Party	7.5(a)
International Trade Laws	2.22(c)
IRS	2.16(a)
King & Spalding	8.15(a)
Lease	2.9(c)
Leases	2.9(c)

Term	Section
Leased Real Properties	2.9(b)
Leased Real Property	2.9(b)
Master Allocation Schedule	1.7
Mueller Group Retirement Plans	5.7(j)
Mueller Insurance Policies	5.11
MWP	Preamble
Nonparty Affiliates	8.16
Notice of Disagreement	1.6(c)
OFAC	2.22(b)
Parties	Preamble
Party	Preamble
Pre-Carve Out Claim	7.2(b)
Pre-Carve Out Losses	7.2(a)
Pre-Closing Tax Periods	5.5(a)
Pre-Closing Workers’ Compensation Claims	5.7(f)
Preliminary Closing Statement	1.6(b)
Proposed Allocation	1.7
Purchase Period	5.7(h)
Purchase Price	1.2
Purchase Price Adjustment	1.6(a)
Registered Company Intellectual Property	2.10(a)
Released Claims	5.12
Released Parties	5.12
Releasing Parties	5.12
Sanctions	2.22(b)
SDN List	2.22(b)
Seller	Preamble
Seller Canadian DC Plan	5.7(k)(i)
Seller Losses	7.4
Seller’s Canadian Employee Savings Plan	5.7(r)
Significant Customers	2.24(a)
Straddle Period	5.5(b)
Tax Claim	2.13(e)
Tax Purchase Price	1.7
Third Party Claim	7.5(a)
Transfer Taxes	5.5(h)
Transferred Assets	Preamble
Transferred Business Employees	5.7(a)
Unaudited Financial Statements	2.6(a)
WARN Act	2.17(e)